Exhibit 2.1

CONFIDENTIAL

EXECUTION COPY

ARRANGEMENT AGREEMENT

BETWEEN

UNITED INDUSTRIES CORPORATION,

and

JUPITER ACQUISITION CORPORATION

and

THE NU-GRO CORPORATION

March 1, 2004

TABLE OF CONTENTS

ARTICLE 1	INTERPRETATION
1.1	Definitions
1.2	Construction
1.3	Currency
1.4	Knowledge
ARTICLE 2	THE ARRANGEMENT
2.1	Interim Order
2.2	Final Order
2.3	Articles of Arrangement and Effective Date
2.4	Meeting
2.5	Securityholder Approval
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF UNITED
3.1	Organization and Qualification
3.2	Authority Relative to this Agreement
3.3	Funds Available
3.4	Survival of Representations and Warranties
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF NU-GRO
4.1	Organization and Qualification
4.2	Authority Relative to this Agreement
4.3	Capitalization
4.4	Subsidiaries
4.5	Title to Properties
4.6	Intellectual Property
4.7	Insurance
4.8	Contracts
4.9	Compliance with Laws; Licenses
4.10	Financial Statements
4.11	Books and Records
4.12	Absence of Changes
4.13	Taxes

4.14	Litigation, Etc
4.15	Environmental
4.16	Employees
4.17	Benefit Plans
4.18	Customers and Suppliers
4.19	Public Filings
4.20	Undisclosed Liabilities
4.21	Real Property
4.22	Investment Canada Act
4.23	Approval of Arrangement
4.24	Survival of Representations and Warranties
ARTICLE 5	COVENANTS
5.1	Antitrust Matters
5.2	Public Statements
5.3	Covenants of Nu-Gro
5.4	Covenants of United and Subco
5.5	Covenants Regarding Non-Solicitation
5.6	Notice by Nu-Gro of Superior Proposal Determination
5.7	Break Fee Event
5.8	Employment Agreements
5.9	Access to Information and Properties
5.10	Further Assurances
5.11	Directors’ and Officers’ Insurance
5.12	United Financing
5.13	Employee Benefits Matters
5.14	Pre-Acquisition Reorganization
ARTICLE 6	CONDITIONS TO THE ARRANGEMENT
6.1	Mutual Conditions Precedent
6.2	United Conditions Precedent
6.3	Nu-Gro Conditions Precedent
6.4	Notice and Cure Provisions
6.5	No Waiver, Etc
6.6	Merger of Conditions
ARTICLE 7	AMENDMENT AND WAIVER

ii

7.1	Amendment
7.2	Waiver
ARTICLE 8	TERMINATION
8.1	Termination
8.2	Effect of Termination
ARTICLE 9	GENERAL
9.1	Expenses
9.2	Remedies
9.3	Notices
9.4	Investigation
9.5	Severability
9.6	Entire Agreement, Assignment and Governing Law
9.7	Binding Effect
9.8	Counterparts

EXHIBITS:

Exhibit A:	Plan of Arrangement
Exhibit B:	Commitment Letter

iii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT made the 1st day of March, 2004.

B E T W E E N:

UNITED INDUSTRIES CORPORATION,

a corporation existing under the laws
of Delaware,

(hereinafter, “United”),

– and –

JUPITER ACQUISITION CORPORATION,

a corporation existing under the
Business Corporations Act (Ontario),

(hereinafter, “Subco”),

– and –

THE NU-GRO CORPORATION,

a corporation existing under the
Business Corporations Act (Ontario),

(hereinafter, “Nu-Gro”).

WHEREAS, subject to the terms and conditions hereof, United, through its wholly-owned subsidiary, Subco, is offering to acquire all of the outstanding Nu-Gro Common Shares (as hereinafter defined) for $11.00 per Nu-Gro Common Share in cash (the “Purchase Price”);

AND WHEREAS, Nu-Gro intends to propose to its Securityholders at the Meeting (as hereinafter defined) a statutory plan of arrangement under section 182 of the Business Corporations Act (Ontario) as a result of which Subco will acquire all of the outstanding Nu-Gro Common Shares (as hereinafter defined) for the Purchase Price per Nu-Gro Common Share and all of the Nu-Gro Options that have not been exercised prior to the effective time of such plan of arrangement will be transferred to Nu-Gro and cancelled for cash consideration equivalent to the positive difference between the Purchase Price and the exercise price thereof, all on the terms of the Plan of Arrangement (as hereinafter defined);

AND WHEREAS, Oakwest Corporation Limited (“Shareholder Holdcorp”), Austin Beutel (“AB”) and Robert Beutel (“RB”) (collectively, the “Principal Shareholders”) are the beneficial owners of, or control or direct the voting in respect of the number of Nu-Gro Common Shares (as hereinafter defined) set forth in Schedule A to the Support Agreement (as hereinafter defined), representing in the aggregate approximately 26.4% of the issued and outstanding Nu-Gro Common Shares (on a fully diluted basis), respectively, and AB and RB are the registered and beneficial owners of a majority of the issued and outstanding shares of Shareholder Holdcorp;

AND WHEREAS, each Principal Shareholder has, subject to the terms and conditions of the Support Agreement, expressed its intention to vote the Securities (as hereinafter defined) beneficially owned by such Principal Shareholder, or in respect of which such Principal Shareholder is entitled to control or direct the voting rights attaching thereto, in favour of the Arrangement Resolution and has entered into a Support Agreement (as hereinafter defined) of even date herewith with United; and

AND WHEREAS, the Nu-Gro Board of Directors, after consultation with its advisors, has unanimously determined that the Arrangement is fair to the Securityholders (as hereinafter defined) and in the best interests of Nu-Gro and has resolved to enter into this Agreement and to recommend that the Securityholders vote in favour of the Arrangement Resolution, all on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party to the others, the Parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1                          Definitions

In this Agreement and, unless otherwise defined, in the Exhibits, the following terms have the following meanings, respectively:

“AB” means Austin Beutel;

“Agreement” means this agreement including the Exhibits hereto and all amendments hereto made in accordance with Section 7.1;

“Alternative Acquisition Proposal” means any liquidation, dissolution, recapitalization, merger, amalgamation, acquisition, business combination, take-over bid, sale of material assets (or any strategic alliance, lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any material issue or sale of treasury shares or rights or interests therein or thereto (other than any treasury shares issued as a result of the exercise of any Nu-Gro Options pursuant to the Nu-Gro Option Plan), or similar transactions or series of transactions involving Nu-Gro or the Subsidiaries, or a proposal to do any of the foregoing, excluding the Arrangement;

“Announced Alternative Acquisition Proposal” has the meaning set out in Subsection 5.6(a)(ii);

“ARC” has the meaning set out in Section 5.1(b);

“Arrangement” means the proposed arrangement involving Subco, Nu-Gro and the Securityholders under the provisions of section 182 of the OBCA, on the terms and subject to conditions set forth in the Plan of Arrangement and all amendments thereto made in accordance with Section 7.1 and Article 5 of the Plan of Arrangement or upon the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution to be passed by the Securityholders at the Meeting (voting together as a single class) approving the Arrangement;

“Business Day” means a day other than a Saturday, Sunday or day on which banks are authorized or required by Law to be closed in Toronto, Ontario or St. Louis, Missouri;

“Clarus” means Clarus Securities Inc., in its role as financial advisor to the Nu-Gro Board of Directors;

“Commitment Letter” has the meaning set out in Section 3.3;

“Competition Act” means the Competition Act (Canada);

“Confidentiality Agreement” means the confidentiality agreement dated January 26, 2004 between United and Nu-Gro, as it may be amended from time to time;

“Court” means the Ontario Superior Court of Justice;

“Director” means the Director appointed pursuant to section 278 of the OBCA;

“Dissent Rights” means the right of a Shareholder to dissent in respect of the Arrangement pursuant to the procedures set forth in section 185 of the OBCA, Section Error! Reference source not found. of the Plan of Arrangement, the Interim Order and the Final Order;

“EBITDA” means earnings before interest, taxes, depreciation and amortization;

“Effective Date” means the effective date of the Arrangement, being the date shown on the certificate of arrangement to be issued by the Director under the OBCA giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Encumbrance” means any deed of trust, easement, servitude, transfer restriction under any shareholder or similar agreements, right of first refusal, mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest in property, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Environmental Laws” means any federal, provincial, municipal, local or foreign Laws, including the common law, each as supplemented or amended from time to time, relating to pollution or the protection of the environment or natural resources, occupational or public health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Hazardous Substances;

“Environmental Permits” has the meaning set out in Subsection 4.15(b);

“Final Order” means the final order of the Court approving the Arrangement, as such may be amended or varied at any time prior to the Effective Date;

“Financing” has the meaning set out in Section 3.3;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Substance” means any pollutants, contaminants, chemicals, deleterious substances or industrial, toxic, hazardous or radioactive wastes or substances, including any admixture thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos containing materials;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules promulgated thereunder by the United States Federal Trade Commission;

“Information Circular” means the management information circular of Nu-Gro in the English language seeking approval of the Arrangement Resolution to be sent to Securityholders in connection with the Meeting;

“Intellectual Property” means all industrial and intellectual property under the Laws of Canada, the United States and other jurisdictions, including all:

(i)            trade secrets, proprietary, non-public or confidential information, processes and know-how, including all unpatented inventions, invention disclosures, customer and supplier lists, formulae, algorithms, systems, methodologies, processes, documents, works, designs, prototypes, materials, technologies, inventor’s notes, unpublished studies and data, research designs, research results and notes, prototypes, drawings, design and construction specifications, production, operating and quality control manuals, marketing strategies, and current or proposed business opportunities;

(ii)           copyrights and all waivers of moral rights associated with copyrights, including all copyrights and moral rights in software and world wide web pages, and also rights to graphic design and user interface elements and “look and feel”, and databases;

(iii)          industrial designs, design patents and other designs;

(iv)          mask works and integrated circuit topographies;

(v)           patents;

(vi)          registered and unregistered trade-marks, service marks, sound marks, trade names, brand names, trade dress, indicia, distinguishing guises, logos, designs, business names, domain names, Internet protocol addresses and classes of Internet protocol addresses, any other source or business identifiers and fictitious characters, and all goodwill associated with the foregoing;

(vii)         Software; and

(viii)        all rights to take legal action in respect of past infringement of the property described in (i) to (vii) above,

and all registrations, applications for registration, reissues, extensions, renewals, divisions, continuations, continuations-in-part, proprietary information, documentation, licenses, registered user agreements and other agreements relating to the foregoing;

“Interim Order” means the interim order of the Court to be issued pursuant to the application referred to in Section 2.1;

“Laws” means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, decrees, directions and judgments or other requirements of any Governmental Entity;

“Licenses” has the meaning set out in Section 4.9;

“Mailing Date” means the date on which the Information Circular is mailed to Securityholders;

“Mailing Deadline” has the meaning set out in Subsection 2.4(b);

“Meeting” means the special meeting of Securityholders to be called and held for the purpose of considering the Arrangement Resolution and any adjournment(s) or postponement(s) thereof;

“Meeting Deadline” has the meaning set out in Subsection 2.4(a);

“No-Action Letter” has the meaning set out in Section 5.1(b);

“Nu-Gro Articles” means the Articles of Amalgamation of Nu-Gro dated February 7, 1992, as amended;

“Nu-Gro Benefit Plan” means any registered or supplementary pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase or appreciation, group insurance or other material employee or retiree benefit plans, programmes or arrangements, formal or informal, oral or written, maintained or contributed to by Nu-Gro or any of the Subsidiaries;

“Nu-Gro Board of Directors” means the board of directors of Nu-Gro, as constituted from time to time;

“Nu-Gro Common Shares” means common shares in the capital of Nu-Gro;

“Nu-Gro Disclosure Statement” means the disclosure statement dated the date hereof provided by Nu-Gro to United and Subco contemporaneously with the entering into of this Agreement, as amended from time to time;

“Nu-Gro Material Adverse Effect” means a material adverse effect on the business, operations (including results of operations), assets, properties, capital or condition (financial or otherwise) of Nu-Gro and the Subsidiaries, taken as a whole, including without limitation an adverse effect of $1,000,000 or more on Nu-Gro’s EBITDA; provided that this shall exclude any effect of (i) developments in the industries in which Nu-Gro and United carry on business which do not have a disproportionate impact on Nu-Gro or the Subsidiaries and (ii) changes or developments in response to the announcement of the Arrangement, including a change in the price of the Nu-Gro Common Shares but not including any change or developments in Nu-Gro’s relationship with The Andersons Inc.;

“Nu-Gro Option Plan” means the stock option plan of Nu-Gro known as the “Nu-Gro Share Option Plan”, as amended;

“Nu-Gro Options” means options exercisable for Nu-Gro Common Shares granted pursuant to the Nu-Gro Option Plan;

“Nu-Gro Public Documents” means documents or information filed by Nu-Gro under applicable securities Laws since and including October 1, 2002 to and including the date hereof, including: Nu-Gro’s (a) consolidated financial statements for the financial year ended September 30, 2003; (b) management information circular dated January 2, 2004 in respect of the annual meeting of Shareholders held on February 4, 2004; (c) annual information form dated January 2, 2004 for the year ended September 30, 2003; (d) interim consolidated financial statements for the three months ended December 31, 2003; and (e) press releases and material change reports filed under applicable securities Laws since and including October 1, 2002;

“OBCA” means the Business Corporations Act (Ontario);

“Optionholder” means a holder of Nu-Gro Options;

“Party” means a party to this Agreement;

“Plan of Arrangement” means the plan of arrangement of Nu-Gro substantially as set out in Exhibit A hereto and forming a part hereof and all amendments thereto made in accordance with Section 7.1 hereof, Section Error! Reference source not found. of the Plan of Arrangement, or upon the direction of the Court in the Final Order;

“Principal Shareholders” means, collectively, Shareholder Holdcorp, AB and RB;

“Proposed Agreement” has the meaning set out in Subsection 5.6(a)(i);

“RB” means Robert Beutel;

“Regulatory Approvals” means the approval or consent of any Governmental Entity to the transactions contemplated hereby;

“Securities” means, collectively, the Nu-Gro Common Shares and the Nu-Gro Options;

“Securities Authorities” means the securities commissions and similar regulatory authorities in British Columbia, Ontario and Quebec, Canada;

“Securityholders” means, collectively, the Shareholders and the Optionholders;

“Shareholder” means a holder of Nu-Gro Common Shares;

“Shareholder Holdcorp” means Oakwest Corporation Limited, a corporation governed by the Canada Business Corporations Act;

“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation including user manuals and other training documentation related to any of the foregoing;

“Subsidiaries” has the meaning set out in Section 4.4 and “subsidiary” has the meaning ascribed thereto in the OBCA;

“Superior Proposal” has the meaning set out in Subsection 5.5(a);

“Support Agreement” means the agreement dated the date hereof between United and each of the Principal Shareholders pursuant to which, among other things, each Principal Shareholder has agreed on the terms and subject to the conditions therein, irrevocably to support the Arrangement and to vote the Securities beneficially owned by such Principal Shareholder, or in respect of which such Principal Shareholder controls or directs the voting rights attaching thereto, in favour of the Arrangement Resolution; and

“Taxes” means any taxes, charges, fees, levies or other assessments, including all net income, gross income, premiums, sales and use, goods and services, harmonized sales, employer health, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, licence, stamp, customs duties, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any Governmental Entity and includes any interest, fines and penalties on or additions to any such taxes or charges or in respect of a failure to comply with any requirement relating to any tax return.

1.2                          Construction

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)           references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Article, Section, Subsection, Clause or Exhibit of or to this Agreement;

(b)           references to an “Article”, “Section”, “Subsection”, “Clause” or “Exhibit” are references to an Article, Section, Subsection, Clause or Exhibit of or to this Agreement;

(c)           words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders, and references to a “person” or “persons” shall include individuals, corporations, partnerships, associations, bodies politic and other entities, all as may be applicable in the context;

(d)           the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)           the word “includes” or “including”, when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement; and

(f)            a reference to a statute or code includes every regulation made pursuant thereto, all amendments to the statute or code or to any such regulation in force from time to time, and any statute, code or regulation which supplements or supersedes such statute, code or regulation.

1.3                          Currency

All references to currency herein are to lawful money of Canada unless otherwise specified.

1.4                          Knowledge

In this Agreement, “best of the knowledge” or “aware” when used in relation to Nu-Gro and the Subsidiaries, means the actual knowledge of any of John Hill, Gregory Flanagan, Mark Barbera, David Stanley, Sherry Stewart, Sheldon Witte or Kelly Clinton.

ARTICLE 2

THE ARRANGEMENT

2.1                          Interim Order

As soon as practicable following the execution of this Agreement, but in any event not later than March 18, 2004, Nu-Gro shall apply to the Court pursuant to subsection 182(5) of the OBCA for the Interim Order providing for, among other things, the calling and holding of the Meeting for the purpose of obtaining the approval of the Securityholders set out in Section 2.5 and the grant of Dissent Rights.

2.2                          Final Order

If the Interim Order and the approval of Securityholders set out in Section 2.5 are obtained, Nu-Gro shall promptly thereafter take all steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order in accordance with Section 5.3(d).

2.3                          Articles of Arrangement and Effective Date

As soon as practicable following receipt of the Final Order, Nu-Gro shall file, pursuant to section 183 of the OBCA, articles of arrangement to give effect to the Arrangement in accordance with Section 5.3(e) and implement the Plan of Arrangement.  The steps of the Arrangement shall become effective in the order set out in the Plan of Arrangement.

2.4                          Meeting

Subject to receipt of the Interim Order:

(a)           the Meeting shall be held as soon as reasonably practicable following the Interim Order, having regard for applicable laws including National Instrument 54-101, but in any event not later than April 27, 2004 (the “Meeting Deadline”), and shall be held on a Business Day to be agreed upon by United, Subco and Nu-Gro acting reasonably;

(b)           Nu-Gro shall, by no later than March 25, 2004 (the “Mailing Deadline”) (i) prepare the Information Circular in form and substance satisfactory to United and Subco, acting reasonably, and will provide United and Subco with a reasonable opportunity to review and comment on drafts of the Information Circular and will take account of any reasonable comments; (ii) file the Information Circular in all jurisdictions where the same is required to be filed by it; and (iii) mail the Information Circular to Securityholders in accordance with the Interim Order and applicable Law; and

(c)           Nu-Gro shall, subject to Section 5.6, (i) through the Nu-Gro Board of Directors, recommend that Securityholders vote in favour of the Arrangement Resolution; (ii) use its reasonable best efforts to secure the approval of the Arrangement Resolution by Securityholders as provided in Section 2.5; and (iii) solicit proxies from Securityholders to be voted at the Meeting in favour of the Arrangement Resolution.

2.5                          Securityholder Approval

The Arrangement Resolution shall be subject to the approval of (i) two-thirds of the votes cast by or on behalf of those Securityholders present or represented by proxy at the Meeting voting together as a single class; and (ii) if required under Rule 61-501 of the Ontario Securities Commission (and the equivalent policy statement in Québec) as a result of the proposed employment agreements contemplated by Section 5.8, of a majority of the votes cast by or on behalf of those Securityholders present or represented by proxy at the Meeting, excluding the votes cast by the employees subject to such employment agreements, but including, for greater certainty, the votes cast by the Principal Shareholders.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF UNITED

United hereby makes to Nu-Gro the following representations and warranties and acknowledges that Nu-Gro is relying upon such representations and warranties in entering into this Agreement:

3.1                          Organization and Qualification

United is a corporation validly existing under the Laws of Delaware.  Subco is validly existing as a corporation under the OBCA.  Each of United and Subco has full corporate power and authority to own its assets and conduct its business as now owned and conducted.  All of the outstanding shares in the capital of Subco are owned directly or indirectly by United and are, except pursuant to restrictions on transfer contained in their respective constating documents, owned free and clear from any material Encumbrances.

3.2                          Authority Relative to this Agreement

(a)           Each of United and Subco has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by United and Subco and the consummation by United and Subco of the transactions contemplated hereby (including the Arrangement) have been duly authorized by the respective boards of directors of United and Subco and no other corporate proceedings on the part of United or Subco are necessary to authorize this Agreement and the transactions contemplated hereby.

(b)           This Agreement has been duly executed and delivered by each of United and Subco, and constitutes a valid and binding obligation of each, enforceable by Nu-Gro against United and Subco in accordance with its terms, except as the enforcement of this Agreement may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(c)           The execution and delivery by each of United and Subco of this Agreement and the performance by each of its obligations hereunder, do not and will not:

(i)            violate, conflict with or result in a breach of any provision of:

(A)          the articles or by-laws of United or Subco;

(B)           any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit to which United or Subco is a party or by which it is bound; or

(C)           any Law to which United or Subco is subject or by which it is bound, subject to the obtaining of the Regulatory Approvals;

(ii)           give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness owing by it to come due before its stated maturity or cause any of its available credit to cease to be available; or

(iii)          result in the imposition of any Encumbrance upon any of the assets of United or any of its subsidiaries,

other than any such violations, conflicts, breaches, rights or Encumbrances as will not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(d)           Other than obtaining the Regulatory Approvals contemplated by Section 5.1 hereof, no authorization, consent or approval of, or filing with or notice to, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement by each of United or Subco or the completion of the transactions contemplated herein.

3.3                          Funds Available

Attached hereto as Exhibit B are complete copies of the commitment letter and related term sheets from Banc of America Securities LLC, Bank of America, N.A., Citigroup Global Markets Inc. and Citicorp North America, Inc. (collectively, the “Commitment Letter”) for the financing to be used in connection with the transactions contemplated hereby (the “Financing”).  Upon receipt of the Financing, United and Subco will have sufficient funds available to carry out their obligations under this Agreement and the Arrangement.

3.4                          Survival of Representations and Warranties

The representations and warranties of United contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the Effective Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NU-GRO

Nu-Gro hereby makes to United the following representations and warranties, in each case except as set forth in the Nu-Gro Disclosure Statement (each of which exceptions shall identify the relevant Section hereof to which it relates, unless the applicability of an exception to another Section is reasonably apparent) and acknowledges that each of United and Subco is relying upon such representations and warranties in entering into this Agreement:

4.1                          Organization and Qualification

Nu-Gro is validly existing as a corporation under the OBCA and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Nu-Gro is duly qualified to carry on business, and is in good standing, in each jurisdiction in which the nature of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Nu-Gro Material Adverse Effect.  Copies of the Nu-Gro Articles and the by-laws of Nu-Gro previously delivered to United are accurate and complete as of the date hereof and have not been amended, and, except for any actions taken in connection with the Plan of Arrangement, Nu-Gro has not taken any action to amend such documents.

4.2                          Authority Relative to this Agreement

(a)           Nu-Gro has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Nu-Gro and the consummation by Nu-Gro of the transactions contemplated hereby have been duly authorized by the Nu-Gro Board of Directors and no other corporate proceedings on the part of Nu-Gro are necessary to authorize this Agreement and the transactions contemplated hereby other than: (i) the approval of the Arrangement Resolution by Securityholders as contemplated herein; and (ii) the approval of the Information Circular by the Nu-Gro Board of Directors.

(b)           This Agreement has been duly executed and delivered by Nu-Gro and constitutes its valid and binding obligation, enforceable by United or Subco against Nu-Gro in accordance with its terms, except as the enforcement of this Agreement may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(c)           The execution and delivery by Nu-Gro of this Agreement and the performance by it of its obligations hereunder, after obtaining any necessary regulatory, court and Securityholder approvals, will not, except as disclosed in the Nu-Gro Disclosure Statement:

(i)            violate, conflict with or result in a breach of any provision of:

(A)          the articles and by-laws of Nu-Gro or the Subsidiaries;

(B)           any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit to which it or any of the Subsidiaries is a party or by which it or any of the Subsidiaries is bound; or

(C)           any Law to which it or any of the Subsidiaries is subject or by which it or any of the Subsidiaries is bound;

(ii)           give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity, or cause any of its available credit to cease to be available or give rise to any right of termination under any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit which is material to Nu-Gro or the Subsidiaries taken as a whole; or

(iii)          give rise to any rights of first refusal or change in control or influence or any restriction or limitation under any such agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit, or result in the imposition of any Encumbrance upon any of Nu-Gro’s or any of the Subsidiaries’ assets, other than any such violations, conflicts, breaches, rights or Encumbrances as could not, individually or in the aggregate, reasonably be expected to have a Nu-Gro Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.3                          Capitalization

(a)           The authorized equity capital of Nu-Gro consists of an unlimited number of Nu-Gro Common Shares and an unlimited number of non-voting preferred shares, issuable in series.  As at March 1, 2004, 17,275,042 Nu-Gro Common Shares and no preferred shares have been issued and are outstanding.  All outstanding Nu-Gro Common Shares have been duly authorized and validly issued and are outstanding as fully paid and non-assessable shares in the capital of Nu-Gro.

(b)           As at March 1, 2004, 283,900 Nu-Gro Options are outstanding, providing for the issuance of 283,900 Nu-Gro Common Shares upon the exercise thereof, and the terms of Nu-Gro Options granted (including exercise price, vesting and the name of the person to whom they have been granted) have been disclosed in the Nu-Gro Disclosure Statement.  No Nu-Gro Option has been granted since December 3, 2001.

(c)           Except as described in the Nu-Gro Disclosure Statement, there are no options, warrants, conversion privileges, calls or other rights (whether pre-emptive, contingent or otherwise and including any rights pursuant to any shareholder rights plan of Nu-Gro), agreements, arrangements, commitments or obligations of Nu-Gro or any of the Subsidiaries to issue or sell any shares in the capital of Nu-Gro or any of the Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares in the capital of Nu-Gro or any of the Subsidiaries, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Nu-Gro or any of the Subsidiaries.  There are no outstanding contractual obligations of Nu-Gro or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Nu-Gro Common Shares or with respect to the voting or disposition of any outstanding Nu-Gro Common Shares.

(d)           There are no outstanding bonds, debentures or other evidences of indebtedness of Nu-Gro or any of the Subsidiaries having the right to vote (or that are convertible into or exercisable for securities having the right to vote) with Shareholders on any matter.

4.4                          Subsidiaries

Except for the Subsidiaries disclosed in the Nu-Gro Disclosure Statement, Nu-Gro does not have any material interest in any person, company, partnership, joint venture or other business organization.  Each person, company, partnership, joint venture or other business organization in which Nu-Gro has at least a 50% ownership interest (collectively, the “Subsidiaries”) is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its assets and conduct its business as currently owned and conducted by it and is qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Nu-Gro Material Adverse Effect.  Nu-Gro’s ownership interest in each of the Subsidiaries is as disclosed in the Nu-Gro Disclosure Statement.  All of the outstanding shares in the capital of each of the Subsidiaries that is a corporation have been validly issued and are fully-paid and non-assessable and all such shares are owned free and clear of any material Encumbrances.

4.5                          Title to Properties

Nu-Gro and each of the Subsidiaries have sufficiently good and valid title to, or an adequate leasehold interest in, their respective material properties and assets (including real property), in order to allow them to conduct, and continue to conduct, their respective businesses as currently conducted in all material respects in each case subject to no Encumbrances, except for any of the following as to which no enforcement, collection, execution, levy or foreclosure shall have been commenced: (i) Encumbrances reflected in Nu-Gro’s consolidated balance sheet dated September 30, 2003, (ii) Encumbrances consisting of zoning regulations which do not materially detract from the value of, or materially affect, impair or interfere with the use of, such property by Nu-Gro or any of its Subsidiaries in the operation of its business, (iii) Encumbrances for current Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which an adequate reserve is established in the Nu-Gro’s consolidated balance sheet dated September 30, 2003 in accordance with Canadian generally accepted accounting principles, and (iv) Encumbrances incurred not in connection with the borrowing of money which do not and would not reasonably be expected to, individually or in the aggregate, have a Nu-Gro Material Adverse Effect on the occupancy, use or value of the affected assets.

4.6                          Intellectual Property

The Nu-Gro Disclosure Statement includes a complete and accurate list of all material Intellectual Property owned or used by Nu-Gro and each of the Subsidiaries other than standard “break-the-seal” Software licenses.  Nu-Gro and each of the Subsidiaries own the right, title and interest in or possess the right to use all Intellectual Property reasonably necessary for the conduct of their respective businesses in a manner consistent with past practices, free and clear of any material Encumbrances.  Except as set forth in the Nu-Gro Disclosure Statement, no claim has been made that the conduct of the business of Nu-Gro or any of the Subsidiaries infringes or breaches any Intellectual Property rights of any person, nor has Nu-Gro or any of the Subsidiaries received any notice that the conduct of the business, including the use of the Intellectual Property owned or used by Nu-Gro or any of the Subsidiaries, infringes upon or breaches any Intellectual Property rights of any person, and, to the best of the knowledge of Nu-Gro, there has been no infringement or violation of any of the rights of Nu-Gro or any of the Subsidiaries in such Intellectual Property.  Except as set forth in the Nu-Gro Disclosure Statement, to the best knowledge of Nu-Gro, the conduct of the business of Nu-Gro or any of the Subsidiaries does not infringe upon the Intellectual Property rights, domestic or foreign, of any person.  Nu-Gro is not aware of any state of facts which could reasonably be expected to impair the validity or enforceability of any of the Intellectual Property owned or used by Nu-Gro or any of the Subsidiaries. Nu-Gro has provided to United a true and complete copy of all material contracts and amendments thereto which comprise or relate to the Intellectual Property owned or used by Nu-Gro or any of the Subsidiaries other than standard “break-the-seal” Software licenses.  Nu-Gro and each of the Subsidiaries, as applicable, have renewed or made application to renew all registrations of Intellectual Property owned by Nu-Gro or any of the Subsidiaries and have paid all applicable fees, all within the applicable renewal periods.  All of the licenses of Intellectual Property used by Nu-Gro or any of the Subsidiaries and, to the best of the knowledge of Nu-Gro, all of the Intellectual Property licensed under such licenses, are in full force and effect except to the extent any such lack of full force and effect would not, individually or in the aggregate, have a Nu-Gro Material Adverse Effect.  Neither Nu-Gro nor any of the Subsidiaries is in breach of or in default in any material respect under any licenses of Intellectual Property owned or used by Nu-Gro except to the extent such breach or default would not have a Nu-Gro Material Adverse Effect.  Except as disclosed in the Nu-Gro Disclosure Statement, Nu-Gro and each of the Subsidiaries, as applicable, have employed commercially reasonable measures to identify and protect all Intellectual Property owned or used by Nu-Gro that is material to the business and operations of Nu-Gro.

4.7                          Insurance

The Nu-Gro Disclosure Statement includes a complete and accurate list of all insurance policies maintained by Nu-Gro or its Subsidiaries (the “Nu-Gro Insurance Policies”).  To the best knowledge of Nu-Gro, the Nu-Gro Insurance Policies shall remain in full force and effect and shall not be cancelled or otherwise terminated as a result of the Arrangement and the transactions contemplated hereby.

4.8                          Contracts

(a)           Except as disclosed in the Nu-Gro Disclosure Statement or the Nu-Gro Public Documents, there are no agreements material to the conduct of the business of Nu-Gro or any of the Subsidiaries.

(b)           Except as disclosed in the Nu-Gro Disclosure Statement, no approval or consent of any person is needed in order that any agreement that is material to the conduct of the business of Nu-Gro or any of the Subsidiaries continue in full force and effect following consummation of the transactions contemplated hereby.

(c)           Except as disclosed in the Nu-Gro Disclosure Statement, neither Nu-Gro nor any of the Subsidiaries is a party to any shareholder, pooling, voting trust or other agreement relating to the issued and outstanding shares of Nu-Gro or any of the Subsidiaries.

(d)           Except as disclosed in the Nu-Gro Disclosure Statement, neither Nu-Gro nor any of the Subsidiaries is a party to or bound by any non-competition agreement or other agreement, obligation, judgment, injunction, order or decree that purports to:

(i)            limit the manner or the localities in which all or a material portion of the business of Nu-Gro or any of the Subsidiaries is or can be conducted;

(ii)           limit any business practice of Nu-Gro or any of the Subsidiaries; or

(iii)          restrict any acquisition of property by Nu-Gro or any of the Subsidiaries.

(e)           Neither Nu-Gro nor any of the Subsidiaries is in default under and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default under, any contract, agreement or license to which it is a party or by which it is bound which would, if terminated due to such default, individually or in the aggregate, have a Nu-Gro Material Adverse Effect.

4.9                          Compliance with Laws; Licenses

Nu-Gro and each of the Subsidiaries have complied with and are in compliance with all Laws applicable to the operation of their respective businesses, except where failure so to comply could not, individually or in the aggregate, reasonably be expected to have a Nu-Gro Material Adverse Effect, and each of them has all licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (“Licenses”) and has made all required registrations with, and has submitted all required regulatory reports and tariff payments to, all Governmental Entities, except where the failure to so obtain such Licenses, or make such registrations, filings or payments, would not, individually or in the aggregate, reasonably be expected to have a Nu-Gro Material Adverse Effect.  Neither Nu-Gro nor any of the Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Licenses, or of any intention of any Governmental Entity to revoke or refuse to re-new any of such Licenses, and to the best of the knowledge of Nu-Gro, all Licenses shall continue to be effective and any required renewals thereof shall be available in order for Nu-Gro and each of the Subsidiaries to continue to conduct their respective businesses as they are currently being conducted and in accordance with the existing plans of Nu-Gro and the Subsidiaries.

4.10                        Financial Statements

The audited consolidated financial statements of Nu-Gro as at, and for the financial year ended, September 30, 2003, including the notes thereto and the report of Nu-Gro’s auditors thereon, and the unaudited consolidated financial statements of Nu-Gro as at, and for the three months ended, December 31, 2003, as well as at, and for the three months ended December 31, 2002, as at, and for the six months ended, March 31, 2003 and as at, and for the nine months ended, June 30, 2003, all as contained in the Nu-Gro Public Documents, in each case prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods, are correct and complete in all material respects, and present fairly in all material respects in accordance with Canadian generally accepted accounting principles, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Nu-Gro and the Subsidiaries on a consolidated basis as at the respective dates thereof and the revenues, earnings and results of operations of Nu-Gro and the Subsidiaries on a consolidated basis for the respective periods covered thereby.

4.11                        Books and Records

The corporate records and minute books of Nu-Gro and each of the Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects.  Financial books and records and accounts of Nu-Gro and each of the Subsidiaries: (a) have been maintained in accordance with good business practices on a basis consistent with prior years; (b) are stated in reasonable detail and accurately and fairly reflect the transactions of Nu-Gro and each of the Subsidiaries; and (c) accurately and fairly reflect the basis for Nu-Gro’s consolidated financial statements.  Nu-Gro has devised and maintains a system of internal accounting control sufficient to provide reasonable assurances that, in all material respects: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian generally accepted accounting principles and to maintain accountability for assets.

4.12                        Absence of Changes

Except as disclosed in the Nu-Gro Disclosure Statement and the Nu-Gro Public Documents, since September 30, 2003:

(a)           Nu-Gro and each of the Subsidiaries have conducted their respective businesses only in the ordinary and regular course of business consistent with past practice;

(b)           Nu-Gro and each of the Subsidiaries have not incurred any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would, individually or in the aggregate, be reasonably likely to have a Nu-Gro Material Adverse Effect;

(c)           there has not been any event or series of events which, individually or in the aggregate, has had or is reasonably likely to have a Nu-Gro Material Adverse Effect;

(d)           other than in the ordinary course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Nu-Gro or any of the Subsidiaries of any debt for borrowed money, any creation or assumption by Nu-Gro or any of the Subsidiaries of any Encumbrance, any making by Nu-Gro or any of the Subsidiaries of any loan, advance or capital contribution to or investment in any other person or any entering into, amendment of, relinquishment, termination or non-renewal by Nu-Gro or any of the Subsidiaries of any contract, agreement, license, franchise, lease transaction, commitment or other right or obligation that would, individually or in the aggregate, reasonably be expected to have a Nu-Gro Material Adverse Effect;

(e)           neither Nu-Gro nor any of the Subsidiaries has granted any increase in aggregate cash compensation payable to any director, officer or employee, except in the ordinary course of business consistent with past practice, or granted to any such director, officer or employee any increase in severance or termination pay or any increase or modification in any bonus, pension, insurance or benefit arrangement (including the granting of any Nu-Gro Options) for the benefit or welfare of any such director, officer or employee; and

(f)            Nu-Gro has not effected any material change in its accounting methods, principles or practices.

4.13                        Taxes

Except as disclosed in the Nu-Gro Disclosure Statement and the Nu-Gro Public Documents:

(a)           Nu-Gro and each of the Subsidiaries have duly and timely filed all tax returns required to be filed by them and all such tax returns are true, complete and correct in all material respects.

(b)           Nu-Gro and each of the Subsidiaries have paid all Taxes which are or were due and payable by them on or before the date hereof, other than those (i) which are being contested in good faith and (ii) in respect of which adequate reserves have been provided in the most recently published financial statements of Nu-Gro.

(c)           There are no actions, suits, proceedings, investigations or claims pending against, or to the best of the knowledge of Nu-Gro, threatened against, Nu-Gro or any of the Subsidiaries in respect of Taxes or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such authority, which in each case or collectively are likely to have a Nu-Gro Material Adverse Effect.

(d)           There are no liens for Taxes upon any asset of Nu-Gro or any of the Subsidiaries except liens for Taxes not yet due and liens for Taxes that are not likely to have, individually or in the aggregate, a Nu-Gro Material Adverse Effect.

(e)           There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing, assessment or reassessment of any Taxes payable by Nu-Gro or any of the Subsidiaries.

(f)            Nu-Gro and each of the Subsidiaries has collected or withheld all amounts required to be collected or withheld by it on account of Taxes or otherwise, and has remitted the same to the appropriate Governmental Entity in the manner and within the time required under any applicable legislation or has set it aside in appropriate accounts for payment when due, except where the failure to so collect, withhold, remit or set aside is not likely to have, individually or in the aggregate, a Nu-Gro Material Adverse Effect.

(g)           No person has been granted a power of attorney that is currently in force with respect to any Tax matter.

(h)           Neither Nu-Gro nor any of the Subsidiaries is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Effective Date.

4.14                        Litigation, Etc.

Except as disclosed in the Nu-Gro Disclosure Statement and the Nu-Gro Public Documents, there are no claims, actions, proceedings or investigations pending or, to the best of the knowledge of Nu-Gro, threatened against or relating to Nu-Gro or any of the Subsidiaries or affecting any of their properties or assets before or by any court or governmental or regulatory authority or body or other Governmental Entity which, if adversely determined, is likely to have, individually or in the aggregate, a Nu-Gro Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement, nor is Nu-Gro aware of any basis for any such claims, actions, proceedings or investigations.  Neither Nu-Gro nor any of the Subsidiaries is subject to any outstanding orders, writs, injunctions or decrees which, individually or in the aggregate, have had or are reasonably likely to have a Nu-Gro Material Adverse Effect or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.15                        Environmental

Except as disclosed in the Nu-Gro Disclosure Statement:

(a)           Nu-Gro and each of the Subsidiaries have been and are in material compliance with and have not been and are not liable under any Environmental Laws.

(b)           Nu-Gro and each of the Subsidiaries have all Licenses required under Environmental Laws for the operation of their respective businesses as currently conducted (“Environmental Permits”), which Environmental Permits are valid and in good standing, and Nu-Gro and each of the Subsidiaries is in material compliance with all such Environmental Permits.

(c)           No underground storage tanks are or, to the best of the knowledge of Nu-Gro and each of the Subsidiaries, have been located on any property or facility of Nu-Gro or any of the Subsidiaries.

(d)           Neither Nu-Gro nor any of the Subsidiaries (i) has within the past five (5) years received any notice of, or been prosecuted for, non-compliance with any Environmental Laws, which notice or prosecution has continuing obligations or is still outstanding, or (ii) has ever settled any allegation of non-compliance prior to prosecution.  Neither Nu-Gro nor any of the Subsidiaries has received any notices, orders or directives relating to environmental matters notifying Nu-Gro or any of the Subsidiaries that it is or may be responsible for or requiring any investigation, containment, clean-up, remediation or corrective action or any work, repairs, construction or capital expenditures to be made under Environmental Laws with respect to the business or any current or former property or facility owned, operated, occupied, used or leased by Nu-Gro or any of the Subsidiaries.

(e)           Nu-Gro and each of the Subsidiaries have not caused, contributed to, or permitted, nor has there been, any release, emission, spill or discharge, in any manner whatsoever, by Nu-Gro or any of the Subsidiaries or, to the best of the knowledge of Nu-Gro and each of the Subsidiaries, any other person or entity whatsoever, of any Hazardous Substance at levels requiring investigation or remediation or monitoring on, in, around, from or in connection with any current or former properties, assets or facilities owned, operated, occupied, used or leased by, or under the care, management or control of, Nu-Gro or any of the Subsidiaries.

(f)            Nu-Gro has made available to United and Subco true and complete copies of all environmental audits, evaluations, assessments, studies, reports, tests and material internal memoranda listed in the Nu-Gro Disclosure Statement which constitute all of such documentation in the possession or control of Nu-Gro or any of the Subsidiaries, as the case may be, relating to environmental matters.

(g)           To the best of the knowledge of Nu-Gro and the Subsidiaries, no facts, circumstances or conditions currently exist with respect to the business or any property currently or formerly owned, operated or leased by Nu-Gro or the Subsidiaries that, individually or in the aggregate, would reasonably be expected to result, under Environmental Laws, in a Nu-Gro Material Adverse Effect.

4.16                        Employees

(a)           Except for the employment agreements disclosed in the Nu-Gro Disclosure Statement, neither Nu-Gro nor any of the Subsidiaries has entered into any written or oral agreement providing for severance or payments upon termination or a change of control in excess of the requirements of applicable Law to any director, officer or employee of Nu-Gro or any of the Subsidiaries.

(b)           Except as disclosed in the Nu-Gro Disclosure Statement, neither Nu-Gro nor any of the Subsidiaries:

(i)            is a party to any collective bargaining agreement;

(ii)           is subject to any application for certification or, to the best of the knowledge of Nu-Gro, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement; or

(iii)          has any current, pending or, to the best of the knowledge of Nu-Gro, threatened strike or lock-outs.

(c)           Neither Nu-Gro nor any of the Subsidiaries has since September 30, 2003 made any commitment to provide, or any representation in respect of, any general increase in the compensation of any of their employees (including any increase pursuant to a Nu-Gro Benefit Plan) or any increase in any such compensation or bonus payable to any employee, or to make any loan to, or to engage in any transaction with, any employee, except in the ordinary course of business.

4.17                        Benefit Plans

(a)           Except as disclosed in the Nu-Gro Disclosure Statement:

(i)            each Nu-Gro Benefit Plan has been administered, operated and funded in material compliance with its terms and all applicable Laws and there are no unfunded liabilities in respect of any Nu-Gro Benefit Plan and all required contributions thereunder have been made in compliance with:

(A)          all applicable Laws; and

(B)           the terms of such Nu-Gro Benefit Plan; and

(ii)           neither Nu-Gro nor any of the Subsidiaries has any pension or retirement plan or other similar arrangement.

(b)           No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Nu-Gro Benefit Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Nu-Gro Benefit Plans or their assets which, individually or in the aggregate, would have a Nu-Gro Material Adverse Effect.

4.18                        Customers and Suppliers

The Nu-Gro Disclosure Statement sets forth the names of each of Nu-Gro’s customers with sales in excess of $2,000,000 and its suppliers with disbursements in excess of $2,000,000 for the 12 month period ended September 30, 2003.  Except as disclosed in the Nu-Gro Disclosure Statement, since September 30, 2003, there has been no written termination or cancellation of, and no modification or change in, the business relationship of Nu-Gro or any of the Subsidiaries with (a) any such customer or any otherwise material customer or group of customers or (b) any such supplier or any otherwise material supplier or group of suppliers.  Except as disclosed in the Nu-Gro Disclosure Statement, there is no reason to believe that the benefits of any relationship with any of such customers or suppliers will not continue after the Effective Date in substantially the same manner as prior to the date of this Agreement.

4.19                        Public Filings

Nu-Gro has filed with the Securities Authorities and all applicable stock exchanges and self-regulatory authorities true and complete copies of all forms, reports, schedules, statements, material change reports and other documents required to be filed by it since October 1, 2003.  The Nu-Gro Public Documents, as of their respective dates, complied in all material respects with applicable securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact that is adverse to Nu-Gro and or any of the Subsidiaries and their respective businesses required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Nu-Gro has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

4.20                        Undisclosed Liabilities

Neither Nu-Gro nor any of the Subsidiaries has any liabilities or obligations of any nature required to be set forth in a consolidated balance sheet or in the notes to the consolidated financial statements of Nu-Gro under Canadian generally accepted accounting principles whether or not accrued, contingent or otherwise, other than those (i) reflected in Nu-Gro’s financial statements for the year ended September 30, 2003, (ii) incurred in the ordinary course of business since such date or (iii) disclosed in the Nu-Gro Disclosure Statement.

4.21                        Real Property

Except as disclosed in the Nu-Gro Disclosure Statement, neither Nu-Gro nor any of the Subsidiaries is the beneficial or registered owner of, nor has any of them agreed to acquire, any real property or any interest in any real property.  Neither Nu-Gro nor any of the Subsidiaries is a party to any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, other than the leases disclosed in the Nu-Gro Disclosure Statement, each of which leases is in good standing and in full force and effect in all material respects without amendment thereto and neither Nu-Gro nor any of the Subsidiaries nor, to the knowledge of Nu-Gro, any other party thereto is in breach of any material covenants, conditions or obligations contained therein where such breach or breaches could result in a Nu-Gro Material Adverse Effect.

4.22                        Investment Canada Act

Neither Nu-Gro nor any of its Subsidiaries is engaged in any business listed in Subsection 14.1(5) of the Investment Canada Act.

4.23                        Approval of Arrangement

(a)           The Nu-Gro Board of Directors has unanimously determined, after consultation with its advisors, that the Arrangement is fair to the Securityholders and in the best interests of Nu-Gro and the Nu-Gro Board of Directors has unanimously resolved to recommend that Securityholders vote in favour of the Arrangement.

(b)           The Nu-Gro Board of Directors has received a written opinion from Clarus that the consideration to be received under the Arrangement by Securityholders is fair from a financial point of view to the Securityholders, and such opinion has not been withdrawn or amended or modified in any material way.

(c)           After reasonable enquiry, the Nu-Gro Board of Directors has been advised and believes that each of the members of the Nu-Gro Board of Directors and the Named Executive Officers (as defined in Nu-Gro’s management information circular dated January 2, 2004) intend to vote in favour of the Arrangement Resolution all Nu-Gro Common Shares (including any Nu-Gro Common Shares issued on the exercise of Nu-Gro Options) of which he or she is the beneficial owner or over which he or she has direction or control.

4.24                        Survival of Representations and Warranties

The representations and warranties of Nu-Gro contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the Effective Date.  Any investigation by United and Subco and their advisors shall not mitigate, diminish or affect the representations and warranties of Nu-Gro hereunder.

ARTICLE 5

COVENANTS

5.1                          Antitrust Matters

(a)           As soon as reasonably practicable, each of United and Nu-Gro shall, in respect of the Arrangement, file or cause to be filed any notification required under the Competition Act and any Notification and the Report Form required under the HSR Act.  Each of United and Nu-Gro covenants to prepare, at its sole cost, its portion of any requisite notifications, and to deliver same, complete with all required supporting material, to the other party for its review and approval prior to submission to the relevant competition or antitrust Governmental Entity having jurisdiction over the Arrangement in connection with competition or antitrust matters.

(b)           United may, at its option, submit a request with the Commissioner of Competition for an advance ruling certificate under the Competition Act in respect of the Arrangement (an “ARC”) and/or a letter from the Commissioner of Competition stating that she has determined not to make an application under section 92 of the Competition Act in respect of the Arrangement (a “No-Action Letter”).  In the event that the Arrangement is not subject to compulsory notification under the Competition Act and United exercises its option to file a request for an ARC and/or a No-Action Letter from the Commissioner of Competition, United will prepare, at its sole cost, such requests, and will pay all fees paid or required to be paid in connection with such requests.

(c)           Each of United and Nu-Gro shall use its reasonable commercial efforts to cooperate with and assist the other in respect of the preparation and filing of such notifications and requests and other information required or submitted in connection with the Competition Act, the HSR Act or any other applicable foreign competition laws.

(d)           All fees paid or required to be paid to any Governmental Entity in connection with any notification required under the Competition Act and any Notification and the Report Form required under the HSR Act will be paid by United.

5.2                          Public Statements

Except as required by applicable Law or the applicable requirements of any stock exchange, no Party shall make any public announcement or statement with respect to the Arrangement or this Agreement without the prior written approval of Nu-Gro and United, such approval not to be unreasonably withheld or delayed.  Moreover, in any event, each Party agrees to give prior notice to the other of any public announcement relating to the Arrangement or this Agreement or the affairs of Nu-Gro, any of the Subsidiaries, United or Subco, and agrees to consult with each other and to provide the other Parties with a reasonable opportunity to review and comment on such public announcement prior to issuing each such public announcement.

5.3                          Covenants of Nu-Gro

Subject to Section 5.6, Nu-Gro hereby covenants and agrees with United and Subco that, unless United and Subco otherwise agree in writing or except as expressly contemplated or permitted by this Agreement:

(a)           in a timely and expeditious manner and in cooperation with United and Subco, it will file, proceed with and diligently pursue an application to the Court for the Interim Order on a date acceptable to United and Subco and in any event no later than March 18, 2004;

(b)           in a timely and expeditious manner it will:

(i)            prepare the Information Circular and provide United and Subco with reasonable opportunity to review and comment on drafts thereof, taking account of any reasonable comments of United, file the Information Circular in all jurisdictions where the same is required to be filed and mail the Information Circular as ordered by the Interim Order in any event not later than the Mailing Deadline and in accordance with all applicable Laws of Canada and the United States, such Information Circular complying in all material respects with all such Laws on the date of mailing thereof and not containing any misrepresentation (as defined under applicable securities Laws) with respect thereto, where such information has been supplied by or relates to Nu-Gro or any of the Subsidiaries;

(ii)           convene and conduct the Meeting in accordance with the Interim Order, the by-laws of Nu-Gro and applicable Laws; and

(iii)          provide notice to United and Subco of the Meeting and allow the representatives of United and Subco to attend the Meeting;

(c)           in a timely and expeditious manner, it will prepare (in consultation with United and Subco) and file any mutually agreed (or otherwise required by applicable securities Laws) amendments or supplements to the Information Circular and mail the same as required by the Interim Order or the Court and in accordance with all applicable securities Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

(d)           subject to the approval of the Arrangement Resolution at the Meeting in accordance with the provisions of the Interim Order: (i) it will as soon as possible thereafter, but in no event later than five (5) Business Days, file, proceed with and diligently pursue an application for the Final Order in cooperation with United and Subco and, in applying for the Final Order, it will seek to cause the terms thereof to be consistent with the provisions of this Agreement and will oppose any proposal from any interested party that the Final Order contain any provision inconsistent with this Agreement; and (ii) if at any time after the issuance of the Final Order and prior to the Effective Date, Nu-Gro is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, United and Subco;

(e)           it will carry out the terms of the Interim Order and the Final Order as soon as reasonably practicable after the issuance of the Interim Order and the Final Order, respectively, and, subject to the receipt of the Final Order, the satisfaction or waiver of the conditions precedent in favour of Nu-Gro and the receipt of the written confirmation of United and Subco that the conditions precedent in favour of United and Subco have been satisfied or waived (which such confirmation each of United and Subco shall provide upon the satisfaction or waiver of all of the said conditions precedent), file articles of arrangement and the Final Order with the Director in order for the Arrangement to become effective and the Plan of Arrangement to be implemented;

(f)            it will furnish promptly to United and Subco a copy of each notice, report, schedule or other document or communication delivered or filed by Nu-Gro in connection with the Arrangement or the Interim Order, or the Meeting with Governmental Entities in connection with, or in any way affecting, the transactions contemplated herein;

(g)           it shall use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its and each of United’s and Subco’s obligations hereunder set forth in Article 6 to the extent the same are within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Laws to complete the Arrangement, to the extent applicable, including using commercially reasonable efforts to:

(i)            obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable Law, provided such consents, approvals or authorizations are satisfactory to Nu-Gro, acting reasonably;

(ii)           effect all necessary registrations, notifications and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated hereby and participate and appear in any proceedings relating to the transactions contemplated hereby before Governmental Entities;

(iii)          oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the Arrangement; and

(iv)          cooperate with United and Subco in connection with the performance of their respective obligations hereunder;

provided, however, that nothing in this Subsection 5.3(g) shall require Nu-Gro to waive any condition hereto or limit the exercise of any right or discretion enjoyed by Nu-Gro under this Agreement;

(h)           it shall not, and shall cause each of the Subsidiaries not to, take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly delay or impede the consummation of the Arrangement, provided that where Nu-Gro is required to take any such action or refrain from taking such action as a result of this Agreement, Nu-Gro shall immediately notify United and Subco in writing of such circumstances;

(i)            it will, and will cause each of the Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain its and their respective facilities in, the ordinary course of business;

(j)            without United’s prior written consent or as expressly contemplated in this Agreement or as specifically disclosed in the Nu-Gro Disclosure Statement, it will not directly or indirectly do any of the following:

(i)            issue, sell, pledge, lease, dispose of, encumber or grant rights to use in or agree to issue, sell, pledge, lease, dispose of, encumber or grant rights to use in:

(A)          any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any capital stock of Nu-Gro (other than pursuant to the exercise of Nu-Gro Options currently outstanding); or

(B)           except in the ordinary course of business and consistent with past practice, any assets of Nu-Gro or any of the Subsidiaries;

(ii)           amend or propose to amend the articles, by-laws or other organizational documents of Nu-Gro or any of the Subsidiaries;

(iii)          amend or agree to amend any of the terms of the Nu-Gro Options;

(iv)          split, combine or reclassify any outstanding Nu-Gro Common Shares;

(v)           redeem, purchase or offer to purchase (or permit any of the Subsidiaries to redeem, purchase or offer to purchase) any Nu-Gro Common Shares or other securities of Nu-Gro;

(vi)          approve or adopt a shareholder rights plan;

(vii)         reorganize, amalgamate or merge Nu-Gro or any of the Subsidiaries with any other person, corporation, partnership or other business organization whatsoever;

(viii)        reduce the stated capital of any class of shares of Nu-Gro or any of the Subsidiaries;

(ix)           acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any person, corporation, partnership or other business organization or division or make any investment either by purchase of shares or securities, contributions of capital (other than to the Subsidiaries), property transfer or purchase of, any property or assets of any other person, corporation, partnership or other business organization, except for the acquisition of inventory in the ordinary course of business;

(x)            enter into any joint venture or similar agreement, arrangement or relationship;

(xi)           incur or commit to incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for the borrowing of working capital in the ordinary course of business and consistent with past practice, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, corporation, partnership or other business organization, or make any loans or advances, except in the ordinary course of business consistent with past practice;

(xii)          incur or commit to incur capital expenditures not contemplated by Nu-Gro’s existing business plan as provided to United and Subco;

(xiii)         adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Nu-Gro or any of the Subsidiaries;

(xiv)        pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in Nu-Gro’s financial statements or scheduled to be paid in the relevant period of time, or that were incurred in the ordinary course of business consistent with past practice; or

(xv)         authorize, recommend or propose any release or relinquishment of any contractual right material to it or the Subsidiaries;

(k)           except as contemplated by Section 5.8, it will not, and will cause each of the Subsidiaries not to:

(i)            enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors other than pursuant to agreements already entered into and disclosed in the Nu-Gro Public Documents or as contemplated herein; or

(ii)           in the case of employees who are not officers or directors, take any action other than in the ordinary course of business and consistent with past practice with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(l)            other than the acceleration of outstanding Nu-Gro Options, it will not, and will cause each of the Subsidiaries not to, adopt or amend any bonus, profit sharing, incentive, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

(m)          it will use its commercially reasonable efforts and cause each of the Subsidiaries to use its commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(n)           it will:

(i)            use commercially reasonable efforts and cause each of the Subsidiaries to use its commercially reasonable efforts to preserve intact (subject however to any effect of (A) general developments in the economy or financial markets in Canada or the United States; and (B) developments in the industries in which Nu-Gro and United carry on business) their respective business organizations, assets (including Intellectual Property) and goodwill, to maintain their respective real property interests (including title to and leasehold interests in respect of any real property) in good standing, to keep available the services of their officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

(ii)           not take any action, or permit any of the Subsidiaries to take any action, which would render, or which may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Time as if then made; and

(iii)          promptly notify United and Subco in writing of any material adverse change in the ordinary course of its or any of the Subsidiaries’ business or in the operation of its or any of the Subsidiaries’ properties, of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) and of any event that has had or is reasonably likely to have a Nu-Gro Material Adverse Effect;

(o)           it will and will cause each of the Subsidiaries to:

(i)            duly and timely file all Tax returns required to be filed by it on or after the date hereof and ensure that all such Tax returns are true, complete and correct in all material respects;

(ii)           timely pay all Taxes which are due and payable (other than those which are being contested in good faith and in respect of which an adequate reserve has been made in accordance with Canadian generally accepted accounting principles);

(iii)          not make or rescind any material expressed or deemed election or waiver relating to Taxes;

(iv)          not make a request for a Tax ruling or enter into a closing agreement with any taxing authorities;

(v)           not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(vi)          not change in any material respect any of its methods of reporting income or calculating deductions or in accounting for income Tax purposes from those employed in the preparation of its income tax return for its latest taxation year, except as may be required by applicable Law;

(p)           it will not authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other paragraphs of this Section 5.3; and

(q)           it will obtain United’s consent prior to the declaration, setting aside or payment of any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Nu-Gro Common Shares; provided that, notwithstanding anything herein to the contrary, Nu-Gro may declare and pay a cash dividend in respect of the Nu-Gro Common Shares in an amount not to exceed $0.12 per share.

5.4                          Covenants of United and Subco

Each of United and Subco hereby covenants and agrees with Nu-Gro that, unless Nu-Gro otherwise agrees or except as expressly contemplated or permitted by this Agreement:

(a)           it shall use its commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its and Nu-Gro’s obligations hereunder set forth in Article 6 to the extent the same are within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Laws to complete the Arrangement, to the extent applicable, including using commercially reasonable efforts to:

(i)            obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable Law, provided such consents, approvals or authorizations are satisfactory to United and Subco, acting reasonably;

(ii)           oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the Arrangement; and

(iii)          effect all necessary registrations, notifications and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated hereby and participate and appear in any proceedings relating to the transactions contemplated hereby before Governmental Entities;

(iv)          not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly delay or impede the consummation of the Arrangement;

(v)           promptly notify Nu-Gro in writing if United receives notification from its financing sources or otherwise determines in good faith that it is likely that the Financing will not be in place in order to permit United and Subco to complete the transactions contemplated in this Agreement; and

(vi)          cooperate with Nu-Gro in connection with the performance by Nu-Gro of its obligations hereunder;

provided, however, that nothing in this Subsection 5.4(a) shall require United or Subco to waive any condition hereto or limit the exercise of any right or discretion enjoyed by either of them under this Agreement;

(b)           it shall cooperate with Nu-Gro in the preparation of the Information Circular; and

(c)           it shall furnish all such accurate and complete information regarding United and Subco as may reasonably be requested by Nu-Gro to be included in the Information Circular under the requirements of applicable securities Laws.

5.5                          Covenants Regarding Non-Solicitation

(a)           Nu-Gro shall not, directly or indirectly, through any officer, director, employee, representative, advisor or agent of Nu-Gro or any of the Subsidiaries:

(i)            solicit, initiate or intentionally encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Alternative Acquisition Proposal; or

(ii)           participate in or continue any discussions or negotiations regarding, or furnish any person any information with respect to, or otherwise cooperate in any way with, or assist in, facilitate or intentionally encourage, any effort or attempt by any other person to make or seek to make any Alternative Acquisition Proposal; or

(iii)          approve or recommend any Alternative Acquisition Proposal or enter into or cause Nu-Gro or any of the Subsidiaries to enter into any agreement related to any Alternative Acquisition Proposal;

provided, however, that subject to Sections 5.6 and 5.7 but notwithstanding the preceding part of this Subsection 5.5(a) and any other provision of this Agreement, nothing shall prevent the Nu-Gro Board of Directors from responding to an unsolicited bona fide written Alternative Acquisition Proposal (which, if in the form of a take-over bid, may only be a take-over bid made for all outstanding Nu-Gro Common Shares) made by a third party to Nu-Gro or the Nu-Gro Board of Directors after the date hereof for which adequate financing is then committed that the Nu-Gro Board of Directors determines in good faith, after consultation with its financial advisor, would, if consummated in accordance with its terms, result in a transaction more favourable from a financial point of view to Securityholders than the transaction contemplated by this Agreement, provided that any such determination of the Nu-Gro Board of Directors shall only be made if the Nu-Gro Board of Directors has received advice of outside counsel to the effect that the Nu-Gro Board of Directors is required to do so in order to properly discharge its fiduciary duties (any such Alternative Acquisition Proposal being referred to herein as a “Superior Proposal”), and provided further that immediately upon receipt of such advice, Nu-Gro advises United and Subco in writing that Nu-Gro has received such advice and provides the details thereof to United and Subco in writing.

(b)           Nu-Gro shall, and shall cause each of the Subsidiaries to, immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than United and Subco) with respect to any potential Alternative Acquisition Proposal.  Nu-Gro agrees that neither it nor any of the Subsidiaries shall release any third party from any confidentiality agreement or standstill agreement to which such third party is a party.  Nu-Gro shall immediately request the return or destruction of all information provided to any third parties who have entered into confidentiality agreements with Nu-Gro or any of the Subsidiaries with respect to a possible Alternative Acquisition Proposal, and shall use all reasonable efforts to ensure that such requests are honoured.

(c)           Nu-Gro shall notify United and Subco immediately, at first orally and then, as soon as possible thereafter (but in no event later than 24 hours after receipt thereof), in writing, of any Alternative Acquisition Proposal made to it after the date hereof and any Acquisition Proposal of which directors or senior officers of Nu-Gro or any of the Subsidiaries become aware, or any amendments to the foregoing, or any request for non-public information relating to Nu-Gro or any of the Subsidiaries in connection with an Alternative Acquisition Proposal or for access to the properties, books or records of Nu-Gro or any of the Subsidiaries by any person or entity that informs Nu-Gro or any of the Subsidiaries that it is considering making, or has made, an Alternative Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any such proposal and provide such details of the proposal, inquiry or contact as United or Subco may reasonably request, including the identity of the person making such proposal, inquiry or contact.

(d)           If Nu-Gro receives a request for material non-public information from a person who proposes a bona fide Alternative Acquisition Proposal (the existence and content of which have been disclosed to United and Subco), and the Nu-Gro Board of Directors determines that such proposal would be a Superior Proposal pursuant to Subsection 5.5(a), having received the advice referred to therein, then, and only in such case, the Nu-Gro Board of Directors may, subject to the execution of a confidentiality and standstill agreement which, in any event, is no less favourable to Nu-Gro and no more favourable to the counterparty than the confidentiality provisions of the Confidentiality Agreement, provide such person with access to information regarding Nu-Gro or any of the Subsidiaries.

(e)           Nu-Gro shall ensure that its and each of the Subsidiaries’ officers, directors and management and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section 5.5, and Nu-Gro shall be responsible for any breach of this Section 5.5 by such officers, directors, management, financial advisors or other advisors or representatives.

5.6                          Notice by Nu-Gro of Superior Proposal Determination

(a)           Nu-Gro covenants that:

(i)            it will not enter into any agreement regarding any Alternative Acquisition Proposal on the basis that it constitutes a Superior Proposal (a “Proposed Agreement”); and

(ii)           the Nu-Gro Board of Directors will not withdraw, modify or change its recommendation concerning the Arrangement after the public announcement of an Alternative Acquisition Proposal that is a Superior Proposal in respect of which no Proposed Agreement has been entered into (an “Announced Alternative Acquisition Proposal”) or recommend any announced Alternative Acquisition Proposal,

unless, in the case of clause (i) above, it has provided United with a copy of any Proposed Agreement as executed by the party making such Superior Proposal not less than five (5) Business Days prior to its proposed execution by Nu-Gro and, in the case of clause (ii) above, it has provided United not less than five (5) Business Days’ written notice that the Nu-Gro Board of Directors intends to withdraw, modify or change its recommendation regarding the Arrangement following the public announcement of an Announced Alternative Acquisition Proposal or to recommend any Announced Alternative Acquisition Proposal.  The Proposed Agreement or such written notice, as applicable, shall, if relevant, be accompanied by a written document from the Nu-Gro Board of Directors regarding the value in financial terms that the Nu-Gro Board of Directors has, in consultation with financial advisors, determined in good faith should be ascribed to any non-cash consideration offered under the Proposed Agreement or Announced Alternative Acquisition Proposal, as applicable.

(b)           During such five Business Day period, Nu-Gro acknowledges that United shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement.  The Nu-Gro Board of Directors will review any offer by United to amend the terms of this Agreement in good faith in order to determine, in its discretion exercising its fiduciary duties, whether such offer upon acceptance by Nu-Gro would be at least as favourable as the Proposed Agreement or Announced Alternative Acquisition Proposal, as applicable.  If the Nu-Gro Board of Directors so determines, Nu-Gro will enter into an amended agreement with United and Subco reflecting United’s amended proposal and, in the case of clause (a)(i) above, Nu-Gro will not enter into the Proposed Agreement and, in the case of clause (a)(ii) above, the Nu-Gro Board of Directors will not withdraw, modify or change its recommendation regarding the Arrangement or recommend the Announced Alternative Acquisition Proposal.  If (i) United does not offer to amend the terms of this Agreement and the Arrangement or (ii) the Nu-Gro Board of Directors continues to believe, in good faith and after consultation with financial advisors and outside counsel, that the Proposed Agreement or Announced Alternative Acquisition Proposal, as applicable, is nonetheless more favourable from a financial point of view and therefore rejects the amended proposal by United and Subco, Nu-Gro shall be entitled to terminate this Agreement and enter into the Proposed Agreement or withdraw, modify or change its recommendation concerning the Arrangement and recommend the Announced Alternative Acquisition Proposal, as applicable, provided that it shall forthwith pay to United or Subco, as directed by United, the payment payable to United under Section 5.7 as required thereunder.

(c)           Nu-Gro also acknowledges and agrees that each successive modification of any Alternative Acquisition Proposal shall constitute a new Alternative Acquisition Proposal for purposes of the requirement under the portion of Subsection 5.6(a) immediately following Clause (ii) of Subsection 5.6(a) to initiate an additional five (5) Business Day notice period.

5.7                          Break Fee Event

If:

(a)           this Agreement is terminated by Nu-Gro or United pursuant to Subsection 8.1(e); or

(b)           this Agreement is terminated by United pursuant to Subsection 8.1(c)(i), (iii) or (iv); or

(c)           (i) an Acquisition Proposal shall have been made known to the Securityholders generally or have been made directly to the Securityholders generally or any person shall have publicly announced an intention to make an Alternative Acquisition Proposal and such Alternative Acquisition Proposal or announced intention shall not have been withdrawn prior to the Meeting, (ii) the Arrangement is not approved by the Securityholders at the Meeting, and (iii) Nu-Gro enters into an agreement with any person other than United providing for, or otherwise completes, an Alternative Acquisition Proposal within 9 months of the termination of this Agreement, then Nu-Gro shall, within one (1) Business Day after such termination or entering into such agreement, as applicable, pay to United or Subco, as directed by United, the sum of $8,000,000, plus all of United’s out-of-pocket costs and expenses up to a maximum of $1,000,000 (provided evidence of such expenses is provided to Nu-Gro) in immediately available funds to an account designated by United.

5.8                          Employment Agreements

Nu-Gro shall use its commercially reasonable efforts to make available John Hill, Gregory Flanagan, Mark Barbera and such other persons who may be identified by United hereafter to negotiate and enter into employment agreements with United, in form and substance satisfactory to United and Subco acting reasonably, effective at the Effective Time.

5.9                          Access to Information and Properties

Subject to the Confidentiality Agreement and applicable Laws, upon reasonable notice, Nu-Gro shall (and shall cause each of the Subsidiaries to) afford United’s and Subco’s officers, employees, counsel, accountants and other authorized representatives and advisors, including environmental professionals, reasonable access during business hours on Business Days, from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel as United or Subco may reasonably request.  Without limiting the foregoing, United, Subco and their representatives may enter upon the real properties owned, operated, occupied, used or leased by Nu-Gro or any of the Subsidiaries and, subject to lease conditions, conduct such environmental and public and occupational health and safety investigations as United or Subco may consider to be desirable, and Nu-Gro and each of the Subsidiaries shall fully cooperate in all reasonable ways and ensure that their respective employees and others under their direction or control fully cooperate in connection with the conduct thereof.  In addition, Nu-Gro will provide United, Subco and their officers, employees and advisors introductions and access to its material customers, suppliers and distributors for purposes of performing due diligence.  Nothing in the foregoing shall require Nu-Gro to disclose information subject to a written confidentiality agreement with third parties, provided that: (i) Nu-Gro shall use reasonable commercial efforts to obtain the consent of any such third party to such disclosure, if requested by United or Subco; and (ii) Nu-Gro shall disclose such information as may be reasonably necessary for the purpose of preparing submissions or applications in order to obtain any regulatory approvals required in connection with the Arrangement.

5.10                        Further Assurances

Subject to the conditions herein provided, each Party agrees, as soon as reasonably practicable following the date hereof: (i) to actively and diligently pursue all regulatory and other approvals and consents necessary to consummate the Arrangement; (ii) to use commercially reasonable efforts to make all necessary registrations and filings (including filings under applicable Laws and submissions of information requested by Governmental Entities) to obtain same; and (iii) to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective, as promptly as is practicable, the Arrangement and the other transactions contemplated by this Agreement, including the execution and delivery of such documents as the other Parties hereto may reasonably require.  Each of the Parties hereto, where appropriate, shall reasonably cooperate with the other Parties in taking such actions.

5.11                        Directors’ and Officers’ Insurance

United agrees that for the period from the Effective Date until the third anniversary of the Effective Date, United shall cause Nu-Gro or any successor to Nu-Gro to maintain directors’ and officers’ insurance coverage having terms and conditions no less beneficial in all material respects to the directors and officers of Nu-Gro serving at or before the Effective Time than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Nu-Gro, covering claims made prior to or within three years after the earlier of the resignation of such director or officer or the Effective Date; provided that United shall not be required to maintain any policy with annual premiums exceeding 200% of the premiums paid by Nu-Gro immediately prior to the Effective Date provided further that if such annual premium shall exceed 200% of the premiums paid by Nu-Gro immediately prior to the Effective Date, Nu-Gro will maintain the coverage that is available for such annual premiums not exceeding 200% of the premiums paid by Nu-Gro immediately prior to the Effective Date.

5.12                        United Financing

Nu-Gro shall, and shall cause the Subsidiaries and its and their directors, officers, employees, accountants and agents to, cooperate with United in connection with the Financing and use their commercially reasonable efforts to take all actions reasonably requested by United in connection therewith (in each case, at United’s expense), including (a) providing such financial and other information with respect to Nu-Gro and the Subsidiaries as United may reasonably request, subject to applicable Laws, for inclusion in any offering memorandum, prospectus or other document relating to the Financing (each, a “United Financing Document”), (b) making appropriate personnel available (upon reasonable advance notice to permit scheduling) to review, comment upon and discuss matters relating to Nu-Gro or the Subsidiaries that United proposes to include in any United Financing Document and to attend and make presentations to prospective lenders regarding the business of Nu-Gro and the Subsidiaries, and (c) using commercially reasonable efforts to cause Nu-Gro’s and the Subsidiaries’ respective auditors to deliver such (i) audit reports and consents as may reasonably be necessary in connection with the Financing and (ii) “comfort letters” in form, substance and scope as is customary for financings similar to the Financing.  If at any time prior to the Effective Time, Nu-Gro shall learn that any information pertaining to Nu-Gro or any of the Subsidiaries contained (or incorporated by reference) in, or omitted from, a United Financing Document, copies of which shall previously have been provided to Nu-Gro, makes any of the statements therein false or misleading, Nu-Gro shall promptly inform United thereof and use its commercially reasonable efforts to promptly provide United with all information necessary to correct any such false or misleading statement and make the statements contained in the United Financing Documents not false or misleading.

5.13                        Employee Benefits Matters.

United hereby agrees that, following the Effective Time and for a period of twelve months thereafter, it shall (or shall cause Nu-Gro to) take such action as may be necessary so that each person who was an employee of Nu-Gro immediately prior to the Effective Time is provided benefits, compensation and severance plans and programs (other than stock options) that, in the aggregate, are substantially comparable in the aggregate to the Nu-Gro Benefit Plans (other than stock options) identified in the Nu-Gro Disclosure Schedule that were provided to such employee immediately prior to the Effective Time.  Notwithstanding anything to the contrary contained in this Section 5.13, United shall have the right to make such personnel decisions including terminations or changes to title, benefits or compensation, as it deems necessary, at any time after the Effective Time.

5.14                        Pre-Acquisition Reorganization

Nu-Gro agrees that upon reasonable request by United, Nu-Gro shall effect, at United’s expense, such reorganizations of its business, operations and assets or such other transactions as United may request, acting reasonably (each a “Pre-Acquisition Reorganization”).  United shall provide written notice in reasonable detail to Nu-Gro of any proposed Pre-Acquisition Reorganization at least ten (10) Business Days prior to the Meeting.  Upon receipt of such notice, United and Nu-Gro shall use commercially reasonable efforts to prepare prior to the Effective Date all documentation necessary to give effect to such Pre-Acquisition Reorganization.  The completion of any such Pre-Acquisition Reorganization shall be subject to the satisfaction or waiver by United of the conditions to the Arrangement set out in sections 6.1, 6.2 and 6.3 hereto with respect to such Pre-Acquisition Reorganization and shall be effective immediately prior to the Effective Date of the Arrangement.  United and Subco agree to indemnify and hold Nu-Gro harmless from and against any cost, liability or expense incurred by Nu-Gro as a result of any Pre-Acquisition Reorganization undertaken by Nu-Gro at United’s request pursuant to this Section 5.14 if this Agreement is terminated.  United acknowledges and agrees that the consummation of any reorganizations requested by United pursuant to this Section 5.14 shall not be a condition to the closing or effectiveness of the Arrangement.

ARTICLE 6

CONDITIONS TO THE ARRANGEMENT

6.1                          Mutual Conditions Precedent

The respective obligations of United, Subco and Nu-Gro to complete the Arrangement and to file articles of arrangement to give effect to the Arrangement shall be subject to the satisfaction of the following conditions:

(a)           the Arrangement Resolution shall have been approved by Securityholders at the Meeting in accordance with Section 2.5;

(b)           the Interim Order and the Final Order shall have been obtained in form and substance satisfactory to each of United and Nu-Gro, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(c)           the articles of arrangement relating to the Arrangement shall be in form and substance satisfactory to United and Nu-Gro, acting reasonably;

(d)           there shall not exist any prohibition at Law against the completion of the Arrangement or the acquisition by United of Nu-Gro Common Shares pursuant thereto;

(e)           any applicable waiting period under section 123 of the Competition Act shall have expired or been earlier terminated or waived;

(f)            any applicable waiting period under the HSR Act shall have expired, and such other applicable waiting periods or other approvals or consents required or advisable under any other applicable foreign competition laws, shall have expired or been otherwise obtained; and

(g)           all requisite regulatory approvals, reviews or decisions (including those of any stock exchanges or securities or other regulatory authorities) required for the completion of the Arrangement shall have been obtained or concluded on terms satisfactory to United and Nu-Gro, acting reasonably.

The foregoing conditions are for the mutual benefit of United on the one hand and Nu-Gro on the other hand and may be waived, in whole or in part, by either of them at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before June 29, 2004 or, if earlier, the date required for the performance thereof, then each of United or Nu-Gro may terminate this Agreement, subject to Section 6.4, by written notice to the other in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of such terminating Party’s breach of this Agreement.

6.2                          United Conditions Precedent

The obligations of each United and Subco to complete the Arrangement shall be subject to the satisfaction of the following conditions:

(a)           the representations and warranties made by Nu-Gro in this Agreement which are qualified by materiality shall be true and correct as of the Effective Date as if made on and as of such date (except in each case to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Nu-Gro in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except in each case to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date) except to the extent any untruth or incorrectness does not constitute a Nu-Gro Material Averse Effect, and Nu-Gro shall have provided to United and Subco a certificate of two officers of Nu-Gro certifying such accuracy on the Effective Date;

(b)           Nu-Gro shall have complied in all material respects with its covenants herein, and Nu-Gro shall have provided to United and Subco a certificate of two officers of Nu-Gro certifying that Nu-Gro has so complied with its covenants herein;

(c)           no act, action, suit or proceeding shall have been threatened or taken before or by any Governmental Entity or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law, and no Law shall have been proposed, enacted, promulgated or applied, in either case:

(i)            to cease trade, enjoin, prohibit or impose materially adverse limitations or conditions on the consummation of the Arrangement or on the right of Subco to own or exercise full rights of ownership of the Nu-Gro Common Shares to be acquired by it under the Arrangement; or

(ii)           which, if the Arrangement was consummated, would require United, Subco, Nu-Gro or any of the Subsidiaries or United’s subsidiaries to dispose of a material asset, impose materially adverse limitations or conditions on the business or operations of United, Subco, Nu-Gro, the Subsidiaries or any such subsidiaries, impose material fines or penalties on United, Subco, Nu-Gro, the Subsidiaries or any such subsidiaries, in each case having a Nu-Gro Material Adverse Effect or otherwise reasonably be expected to have a Nu-Gro Material Adverse Effect;

(d)           the number of Nu-Gro Common Shares held by Shareholders that have exercised Dissent Rights at or prior to the Meeting shall not exceed 5% of the number of Nu-Gro Common Shares outstanding immediately prior to the Effective Time;

(e)           United shall have received the proceeds of the Financing;

(f)            A release shall have been executed and delivered to Nu-Gro by its financial and other advisors releasing Nu-Gro from all obligations under the engagement letters entered into between such party and Nu-Gro and acknowledging full payment of monies due to such party;

(g)           Nu-Gro shall have delivered to United true and correct copies of all consents or approvals contemplated by Section 4.8(b) hereof; and

(h)           in the event that United has exercised its option as provided for in Section 5.1(b) to submit a request with the Commissioner of Competition for an ARC and/or a No-Action Letter, United shall have received an ARC or a No-Action Letter from the Commissioner of Competition or her authorized representative, on terms and in a form satisfactory to United, acting reasonably, and neither the Commissioner of Competition nor any of her representatives shall have rescinded or amended such communication.

The foregoing conditions precedent are for the benefit of United and may be waived, in whole or in part, by United in writing at any time.  If any of the said conditions shall not be complied with or waived by United on or before June 29, 2004 or, if earlier, the date required for the performance thereof, then United may, subject to Section 6.4, terminate this Agreement by written notice to Nu-Gro in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of United’s or Subco’s breach of this Agreement.

6.3                          Nu-Gro Conditions Precedent

The obligations of Nu-Gro to complete the Arrangement shall be subject to the satisfaction of the following conditions:

(a)           the representations and warranties made by United in this Agreement which are qualified by materiality shall be true and correct as of the Effective Date as if made on and as of such date (except in each case to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by United in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except in each case to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and United shall have provided to Nu-Gro a certificate of two officers of United certifying such accuracy on the Effective Date;

(b)           each of United and Subco shall have complied with its covenants herein, and United shall have provided to Nu-Gro a certificate of two officers of United certifying such compliance with such covenants;

(c)           no act, action, suit or proceeding shall have been threatened or taken before or by any Governmental Entity or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law, and no Law shall have been proposed, enacted, promulgated or applied, in either case to cease trade, enjoin, prohibit or impose materially adverse limitations or conditions on the consummation of the Arrangement; and

(d)           United shall have provided evidence reasonably satisfactory to Nu-Gro that it has received the funds necessary to complete the transactions contemplated hereby.

The foregoing conditions precedent are for the benefit of Nu-Gro and may be waived, in whole or in part, by Nu-Gro in writing at any time.  If any of the said conditions shall not be complied with or waived by Nu-Gro on or before June 29, 2004 or, if earlier, the date required for the performance thereof, then Nu-Gro may, subject to Section 6.4, terminate this Agreement by written notice to United and Subco in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of Nu-Gro’s breach of this Agreement.

6.4                          Notice and Cure Provisions

Each of United and Nu-Gro will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)           cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Date;

(b)           result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by either Party hereunder prior to the Effective Date; or

(c)           result in the failure to satisfy any of the conditions precedent in its favour contained in Sections 6.1, 6.2 or 6.3, as the case may be.

Neither United nor Nu-Gro may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 6.1, 6.2 and 6.3 or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Final Order for acceptance by the Director, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition precedent or termination right, as the case may be.  If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other Party may not terminate this Agreement until the later of June 29, 2004 and the expiration of a period of ten (10) Business Days from such notice.  If such notice has been delivered prior to the date of the Meeting, the Meeting shall be postponed until the expiration of such period.

6.5                          No Waiver, Etc.

The conditions under Section 6.1 are for the benefit of Nu-Gro, United and Subco, the conditions under Section 6.2 are for the exclusive benefit of United and Subco and the conditions under Section 6.3 are for the exclusive benefit of Nu-Gro, and, subject to Section 6.4, may be asserted by United, Subco or Nu-Gro, as the case may be, at any time.  United, Subco or Nu-Gro may waive any condition for its own benefit in whole or in part at any time and from time to time, both before and after the Effective Date, without prejudice to any of their other respective rights.  The failure of United, Subco or Nu-Gro at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

6.6                          Merger of Conditions

The conditions set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released upon issuance of a certificate of arrangement in respect of the Arrangement under the OBCA.  Nu-Gro acknowledges and agrees that it shall have no right to file articles of arrangement unless such conditions have been satisfied, fulfilled or waived.

ARTICLE 7

AMENDMENT AND WAIVER

7.1                          Amendment

(a)           This Agreement (excluding Exhibits A and B, which may be amended as provided therein) may be amended by written agreement of the Parties at any time and from time to time before or after the holding of the Meeting but not later than the Effective Date without, subject to applicable Law, further notice to or authorization on the part of the Securityholders.

(b)           The Parties mutually agree that, subject to any requirements imposed by the Interim Order or the Final Order, if a Party proposes any amendment or amendments to this Agreement or to the Plan of Arrangement, the other Parties will act reasonably in considering such amendment and, if the other Parties and the Securityholders are not prejudiced by reason of any such amendment, the other Parties will cooperate in a reasonable fashion with the Party proposing the amendment so that such amendment can be effected subject to applicable Law and the rights of the Securityholders.

7.2                          Waiver

At any time prior to the Effective Time, any Party may: (a) extend the time for the performance of any of the obligations or other acts of any other Party hereto; or (b) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that no such extension or waiver shall be binding unless made in writing.

ARTICLE 8

TERMINATION

8.1                          Termination

This Agreement may be terminated at any time prior to the Effective Date:

(a)           by mutual written consent of United and Nu-Gro;

(b)           as provided in Sections 6.1, 6.2 and 6.3, subject to Section 6.4;

(c)           by United:

(i)            at any time if (x) Nu-Gro is in default of any covenant or obligation under this Agreement in any material respect or if any representation or warranty of Nu-Gro under this Agreement is incorrect in any material respect as at the date made (or, to the extent that such covenant, obligation, representation or warranty is qualified by materiality or by reference to a Nu-Gro Material Adverse Effect, is in default or incorrect in any respect), and, in the case of breach of any representation or warranty, such breach itself, or together with any other breaches, results in a Nu-Gro Material Adverse Effect, (y) United has given Nu-Gro written notice of such default or incorrectness, and (z) Nu-Gro has not cured such default or incorrectness within the time provided in Section 6.4;

(ii)           there shall exist or occur after the date hereof (or, if there exists or shall have previously occurred, there shall have been disclosed, generally or to United) any change (or any condition, event or development involving a prospective change) in the business, operations (including results of operations), assets, properties, capital or condition (financial or otherwise) of Nu-Gro which has or which would reasonably be expected to have a Nu-Gro Material Adverse Effect;

(iii)          if the Nu-Gro Board of Directors fails to reaffirm its recommendation of the Arrangement by press statement not later than 11:59 p.m. (Toronto time) on the fourth (4th) full Business Day after the public announcement of any Alternative Acquisition Proposal (or, in the event that the Meeting shall be scheduled to commence within such period, prior to the scheduled commencement time of the Meeting); or

(iv)          if the Nu-Gro Board of Directors shall have withdrawn, modified or changed in a manner adverse to United its approval or recommendation of the Arrangement or recommends any Alternative Acquisition Proposal except where such withdrawal, modification or change is a result of United’s providing notice to Nu-Gro that it will not be able to obtain financing for the transaction;

(d)           by Nu-Gro at any time if (i) United or Subco is in default of any covenant or obligation under this Agreement in any material respect or if any representation or warranty of United under this Agreement is incorrect in any material respect as at the date made (or to the extent that such covenant, obligation, representation or warranty is qualified by materiality, is in default or incorrect in any respect), (ii) Nu-Gro has given United written notice of such default or incorrectness, and (iii) United has not cured such default or incorrectness within the time provided in Section 6.4; or

(e)           by Nu-Gro or United, if United has been notified of a Proposed Agreement or an Announced Alternative Acquisition Proposal pursuant to Subsection 5.6(a) and United does not amend this Agreement pursuant to and within the time provided by such Subsection 5.6(b) or any proposed amendment is rejected by the Nu-Gro Board of Directors as provided in Subsection 5.6(b) and Nu-Gro enters into the Proposed Agreement or Announced Alternative Acquisition Proposal.

8.2                          Effect of Termination

If this Agreement is terminated as provided in Section 8.1, there shall be no liability or further obligation on the part of any Party or any of their respective securityholders, officers or directors, except as provided below and except for the obligation of Nu-Gro to pay any amounts payable by it in accordance with Section 5.7 of this Agreement which shall survive any termination of this Agreement; provided, however, that any termination of this Agreement shall not affect the obligations of the Parties under the Confidentiality Agreement.

Notwithstanding anything else herein to the contrary, if (x) all of the conditions set forth in Sections 6.1, 6.2 (other than Section 6.2(e)) and 6.3 (other than Section 6.3(d)) have been satisfied or waived and (y) this Agreement is terminated because the condition set forth in Section 6.2(e) or 6.3(d) has not been satisfied prior to June 29, 2004, then upon such termination, United shall pay Nu-Gro as liquidated damages and in lieu of any other remedy available under Law or hereunder, the sum of $1,000,000 in immediately available funds to an account designated by Nu-Gro.  Nu-Gro acknowledges and agrees that the remedy set forth in the immediately preceding sentence shall be the exclusive remedy for Nu-Gro in the event of a termination of this Agreement under such circumstances.

ARTICLE 9

GENERAL

9.1                          Expenses

Subject to Sections 5.7, 5.14 and 8.2, the Parties agree that all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal fees, financial advisor fees and all disbursements by advisors, shall be paid by the Party incurring such expenses.

Nu-Gro shall, at least three (3) Business Days prior to the Effective Date, provide United in writing a good faith estimate of all transaction costs and expenses incurred or payable by it in connection with the transactions contemplated hereby, including without limitation all fees and expenses payable to Clarus upon consummation of the transactions contemplated hereby.  Nu-Gro represents and warrants that the aggregate fees and expenses payable to Clarus in connection with financial advisory services and the delivery of a fairness opinion shall not exceed $100,000 plus reasonable documented out-of-pocket expenses.

United and Subco on the one hand and Nu-Gro on the other hand represent and warrant to each other that, except for the fees payable by United to Citigroup Global Markets Inc. and Bank of America Securities LLC, and by Nu-Gro to Clarus that are set out in the Nu-Gro Disclosure Statement and any soliciting dealer fees payable by Nu-Gro, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Arrangement.

9.2                          Remedies

The Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and advisors and that such breach would cause the non-breaching Party irreparable harm.  Accordingly, the Parties agree that, in the event of any such breach or a threatened breach of this Agreement by one of the Parties, Nu-Gro (if United or Subco is the breaching Party), or United (if Nu-Gro is the breaching Party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance.  Subject to any other provision hereof including Sections 8.1 and 8.2, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or in equity to each of the Parties.

9.3                          Notices

All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by courier or personal delivery upon the Party for whom it is intended or delivered, or if sent by facsimile transmission, upon receipt of confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission the date of such transmission if sent during normal business hours on a Business Day, failing which it shall be deemed to have been received on the next Business Day.

If to United or Subco:

United Industries Corporation
2150 Schuetz Road
St. Louis, Missouri 63146
Attention:	Lou Laderman, Esq.
General Counsel
Fax No.:	(314) 253-5947

with a copy to:

Weil, Gotshal & Manges LLP
100 Federal Street
Boston, MA 02110
Attention:	James Westra, Esq.
Fax No.:	617-772-8333

and

Davies Ward Phillips & Vineberg LLP
1 First Canadian Place, 44th Floor
Toronto, Ontario M5X 1B1
Attention:	William Ainley
Fax No.:	(416) 863-0871

If to Nu-Gro:

The Nu-Gro Corporation
10 Craig Street
Brantford, Ontario
Canada, N3R 7J1
Attention:	Greg Flanagan
Fax No.:	(519) 757-0282

with a copy to:

McCarter, Grespan Robson Beynon Thompson LLP
675 Riverbend Drive
Kitchener, Ontario Canada N2K 3S3
Attention:	Paul Grespan
Fax No.:	(519) 742-1841

and

Stikeman Elliot LLP
Commerce Court West, Suite 5300
Toronto, Ontario Canada M5L 1B9
Attention:	Mihkel Voore
Fax No.:	(416) 947-0866

Any Party may change its address for service from time to time by giving written notice to the other Parties in accordance with this Section 9.3.

9.4                          Investigation

Any investigation by a Party or its advisors shall not mitigate, diminish or affect the representations and warranties of the other Party or Parties, as applicable, contained in this Agreement or any document or certificate given pursuant hereto.

9.5                          Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the Parties shall negotiate in good faith to modify the Agreement to preserve each Party’s anticipated benefits under the Agreement.

9.6                          Entire Agreement, Assignment and Governing Law

(a)           This Agreement, the Confidentiality Agreement and the Support Agreement, as the same have been or may be waived or amended, together with all other documents and instruments referred to herein, constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, including the letter of intent dated January 30, 2004 between United and Nu-Gro.

(b)           This Agreement: (i) is not intended to confer upon any person other than a Party any rights or remedies hereunder except that the present and former directors and officers of Nu-Gro shall have the benefit of Section 5.11 and shall have all rights (as third party beneficiaries) in respect thereof as against United and Subco as if they were parties hereto; (ii) shall not be assigned by operation of Law or otherwise (except that United may assign all or any portion of its rights under this Agreement as security to any financing source or to wholly-owned subsidiary of United, but no such assignment shall relieve United of its obligations hereunder); and (iii) shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein, without giving effect to the principles of conflict of Laws thereof.  Any and all actions and proceedings arising out of or relating to this Agreement may be heard and determined exclusively in either the courts of the Province of Ontario or the federal district courts of the United States located in the State of Delaware which shall irrevocably have jurisdiction in respect of all matters arising hereunder or with respect hereto and all parties irrevocably attorn to such jurisdiction.

9.7                          Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and specific references to “successors” elsewhere in this Agreement shall not be construed to be in derogation of the foregoing.

9.8                          Counterparts

This Agreement and any amendment, supplement or restatement thereof may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

UNITED INDUSTRIES CORPORATION

By:	/s/ Robert L. Caulk
Name: Robert L. Caulk
Title: Chairman, CEO, and President

JUPITER ACQUISITION CORPORATION

By:	/s/ Robert L. Caulk
Name: Robert L. Caulk
Title: President

THE NU-GRO CORPORATION

By:	/s/ John D. Hill
Name: John D. Hill
Title: President & C.E.O.

EXHIBIT A
TO THE ARRANGEMENT AGREEMENT
MADE MARCH 1, 2004
BETWEEN UNITED INDUSTRIES CORPORATION, JUPITER ACQUISITION
CORPORATION
AND THE NU-GRO CORPORATION

PLAN OF ARRANGEMENT UNDER SECTION 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1

INTERPRETATION

1.1                               Definitions

In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith:

“Amalco” means the corporation formed by the amalgamation of Subco Amalco and Nu-Gro;

“Amalco Common Shares” has the meaning ascribed thereto in Subsection 2.2(f)(vi);

“Arrangement” means the proposed arrangement under the provisions of section 182 of the OBCA on the terms and conditions set forth in this Plan of Arrangement and any amendment thereto made in accordance with Section 7.1 of the Arrangement Agreement and Article 5 hereof or the direction of the Court in the Final Order;

“Arrangement Agreement” means the agreement made between United, Subco and Nu-Gro dated March 1, 2004 providing for, among other things, the Arrangement, to which this Plan of Arrangement is attached as Exhibit A and all amendments thereto;

“Arrangement Resolution” means the special resolution passed by the Securityholders at the Meeting (voting together as a single class) approving the Arrangement;

“United” means United Industries Corporation, a corporation existing under the laws of the State of Delaware;

“Business Day” means a day other than a Saturday, Sunday or day on which Canadian chartered banks are authorized or required by law to be closed in Toronto, Ontario or St. Louis, Missouri;

“Consideration” means, in respect of each Nu-Gro Common Share, Holdco Share or Nu-Gro Option, $11.00 in cash;

“Court” means the Ontario Superior Court of Justice;

“Depositary” means The Computershare Trust Company of Canada;

“Dissent Rights” means the right of a Shareholder to dissent in respect of the Arrangement Resolution pursuant to the procedures set forth in section 185 of the OBCA, Section 3.1, the Interim Order and the Final Order;

“Effective Date” means the effective date of the Arrangement, being the date shown on the certificate of arrangement to be issued by the Director under the OBCA giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Holdco” has the meaning ascribed thereto in Section 2.3;

“Holdco Agreement” has the meaning ascribed thereto in Section 2.3;

“Holdco Election” has the meaning ascribed thereto in Section 2.3;

“Holdco Election Deadline” means 5:00 p.m. (Toronto time) on the seventh Business Day immediately preceding the date of the Meeting;

“Holdco Share” means a common share in the capital of a Holdco in respect of which a valid Holdco Election is made;

“Holdco Shareholder” has the meaning ascribed thereto in Section 2.3;

“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Meeting;

“Nu-Gro” means The Nu-Gro Corporation, a corporation existing under the OBCA;

“Nu-Gro Articles” means the Articles of Amalgamation of Nu-Gro dated February 7, 1992, as amended;

“Nu-Gro Common Shares” means common shares in the capital of Nu-Gro;

“Nu-Gro Dissenting Shareholder” means a Shareholder who exercises such holder’s Dissent Rights;

“Nu-Gro Option” means an option to acquire Nu-Gro Common Shares granted prior to the Effective Date pursuant to the Nu-Gro Option Plan;

“Nu-Gro Option Plan” means the stock option plan of Nu-Gro known as the “Nu-Gro Share Option Plan”, as amended;

“Meeting” means the special meeting of Shareholders and Optionholders to be held for the purpose of considering the Arrangement Resolution, and any adjournment(s) or postponement(s) thereof;

“OBCA” means the Business Corporations Act (Ontario);

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“Optionholder” means a holder of Nu-Gro Options;

“Plan of Arrangement” means this plan of arrangement as the same may be amended from time to time in accordance with the terms of Section 5.1 or the direction of the Court in the Final Order;

“Securities” means, collectively, the Nu-Gro Common Shares and the Nu-Gro Options;

“Securityholders” means, collectively, the Shareholders and the Optionholders;

“Shareholder” means a holder of Nu-Gro Common Shares;

“Shareholder Holdcorp” means Oakwest Corporation Limited, a corporation existing under the Canada Business Corporations Act;

“Subco” means Jupiter Acquisition Corporation, a wholly-owned subsidiary of United existing under the OBCA;

“Subco Amalco” means the amalgamated corporation formed by the amalgamation of Subco and each Holdco;

“Subco Amalco Common Shares” has the meaning ascribed thereto in Subsection 2.2(e)(vi); and

“Tax Act” means the Income Tax Act (Canada).

1.2                               Appendices

The following Appendices are attached to this Plan of Arrangement and form part hereof:

Appendix 1	–	Provisions to be included in Holdco Agreement
Appendix 2	–	Subco Amalco Share Provisions
Appendix 3	–	Amalco Share Provisions
Appendix 4	-	Form of Holdco Legal Opinion

1.3                               Construction

In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)                                  references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Plan of Arrangement and not to any particular Article, Section, Subsection or Clause;

(b)                                 references to an “Article”, “Section”, “Subsection”, “Clause” or “Appendix” are references to an Article, Section, Subsection, Clause or Appendix of or to this Plan of Arrangement;

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(c)                                  words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders, and references to a “person” or “persons” shall include individuals, corporations, partnerships, associations, bodies politic and other entities, all as may be applicable in the context;

(d)                                 the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)                                  the word “includes” or “including”, when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement; and

(f)                                    a reference to a statute or code includes every regulation made pursuant thereto, all amendments to the statute or code or to any such regulation in force from time to time, and any statute, code or regulation which supplements or supersedes such statute, code or regulation.

1.4                               Currency

All references to currency herein are to lawful money of Canada unless otherwise specified.

ARTICLE 2

THE ARRANGEMENT

2.1                               Arrangement Agreement

This Plan of Arrangement is made pursuant to the provisions of the Arrangement Agreement and constitutes an arrangement as referred to in section 182 of the OBCA.

2.2                               The Arrangement

Commencing at the Effective Time, subject to the Dissent Rights referred to in Section 3.1, the following shall occur and be deemed to occur in the following order without any further act or formality and, except as otherwise noted in this Section 2.2, with each transaction or event being deemed to occur immediately after the occurrence of the transaction or event immediately preceding it:

(a)                                  Each Nu-Gro Option held by an Optionholder that has not been duly exercised prior to the Effective Time will be transferred by the Optionholder to Nu-Gro and be cancelled in exchange for a cash payment from Nu-Gro equal to the greater of $1.00 and the amount, if any, by which (x) the number of Nu-Gro Common Shares subject to such Nu-Gro Option multiplied by an amount equal to the Consideration, exceeds (y) the aggregate exercise price payable for the Nu-Gro Common Shares subject to such Nu-Gro Option.

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(b)                                 Each Nu-Gro Common Share (other than those held by Nu-Gro Dissenting Shareholders or any Holdco in respect of which a valid Holdco Election has been made) and each Holdco Share will be transferred to and acquired by Subco in exchange for the payment of the Consideration.

(c)                                  In respect of each Nu-Gro Common Share transferred pursuant to Section 2.2(b), the name of the Shareholder will be removed from the register of Shareholders and Subco will be added to the register of Shareholders.

(d)                                 In respect of each Holdco Share transferred pursuant to Section 2.2(b), the name of the Holdco Shareholder will be removed from the applicable register of holders of Holdco Shares and Subco will be added to the applicable register of holders of Holdco Shares.

(e)                                  Subco and each Holdco shall be amalgamated to form Subco Amalco and will continue as one corporation under the OBCA and the following provisions will apply:

(i)                                     the common shares of Subco held by the holder thereof will be exchanged for an equal number of Subco Amalco Common Shares;

(ii)                                  all issued and outstanding shares of each Holdco held by Subco shall be cancelled without any repayment of capital in respect thereof;

(iii)                               the name of Subco Amalco shall be “Jupiter Acquisition Corporation”;

(iv)                              the address of the registered office of Subco Amalco shall be 100 King Street West, Suite 4400, 1 First Canadian Place, Toronto, Ontario M5X 1B1;

(v)                                 there shall be no restriction on the business Subco Amalco may carry on or on the powers it may exercise;

(vi)                              Subco Amalco shall be authorized to issue an unlimited number of common shares (“Subco Amalco Common Shares”) and an unlimited number of preferred shares, issuable in series, in each case having the rights, privileges, restrictions and conditions set out in Appendix 2 hereto;

(vii)                           the minimum number of directors of Subco Amalco shall be one and the maximum number of directors of Subco Amalco shall be ten (10), and the initial number shall be two (2);

(viii)                        the directors of Subco Amalco shall be the directors of Subco immediately prior to the Effective Time; and

(ix)                                the by-laws of Subco Amalco shall be substantially the same as the by-laws of Subco.

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(f)                                    Subco Amalco and Nu-Gro shall be amalgamated to form Amalco and will continue as one corporation under the OBCA and the following provisions will apply:

(i)                                     the common shares of Subco Amalco held by the holder thereof will be exchanged for an equal number of Amalco Common Shares;

(ii)                                  all issued and outstanding shares of Nu-Gro held by Subco Amalco shall be cancelled without any repayment of capital in respect thereof;

(iii)                               the name of Amalco shall be “The Nu-Gro Corporation”;

(iv)                              the address of the registered office of Amalco shall be 100 King Street West, Suite 4400, 1 First Canadian Place, Toronto, Ontario M5X 1B1;

(v)                                 there shall be no restriction on the business Amalco may carry on or on the powers it may exercise;

(vi)                              Amalco shall be authorized to issue an unlimited number of common shares (“Amalco Common Shares”) and an unlimited number of preferred shares, issuable in series, in each case having the rights, privileges, restrictions and conditions set out in Appendix 3 hereto;

(vii)                           the minimum number of directors of Amalco shall be one and the maximum number of directors of Amalco shall be ten (10), and the initial number shall be two (2);

(viii)                        the directors of Amalco shall be the directors of Subco Amalco immediately prior to the Effective Time; and

(ix)                                the by-laws of Amalco shall be substantially the same as the by-laws of Subco Amalco.

2.3                               Holdco Election

(a)                                  Persons who are resident in Canada for purposes of the Tax Act (“Holdco Shareholders”) and are shareholders of a corporation (“Holdco”) which: (i) was incorporated under the OBCA on or after March 1, 2004; (ii) has never had any assets other than Nu-Gro Common Shares or cash; (iii) has no liabilities whatsoever (other than shareholders’ equity on such Holdco’s balance sheet); and (iv) on the Effective Date will have, as its only issued and outstanding securities, a number of common shares of such Holdco equal to the number of Nu-Gro Common Shares which are owned by such Holdco, may elect in respect of all the Nu-Gro Common Shares held by such Holdco (the “Holdco Election”), prior to the Holdco Election Deadline, to have all the issued and outstanding common shares of such Holdco transferred to Subco in exchange for the Consideration. For greater certainty, the Consideration received for such Holdco Shares shall be identical to the Consideration which such Holdco would have been entitled to receive if the Nu-Gro Common Shares held by such Holdco were to be acquired directly by Subco under the Plan of Arrangement.

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(b)                                 Each Holdco Shareholder that has made the Holdco Election prior to the Holdco Election Deadline will be required to enter into a share purchase agreement (the “Holdco Agreement”) with Subco providing for the acquisition by Subco of all the issued and outstanding Holdco Shares held or beneficially owned by such Holdco Shareholder in accordance with Section 2.2(a) hereof and containing such representations, warranties, terms and conditions and indemnities as Subco may reasonably request in connection therewith, including, without limitation, the representations, warranties, terms and conditions and indemnities set out in Appendix 1 hereto, and containing the requirement for the Holdco Shareholders to arrange for the provision of a legal opinion of such Holdco Shareholder’s legal counsel substantially in the form attached as Appendix 4 hereto in connection with the purchase and sale of such Holdco Shares. Failure of any Holdco Shareholder to properly make a Holdco Election on or prior to the Holdco Election Deadline, or failure of any Holdco Shareholder to properly enter into a Holdco Agreement, will disentitle such Holdco Shareholder to the Holdco Election.

ARTICLE 3

RIGHTS OF DISSENT

3.1                               Rights of Dissent

Registered holders of Nu-Gro Common Shares may exercise Dissent Rights pursuant to and in the manner set forth in section 185 of the OBCA and in this Section 3.1 in connection with the Arrangement Resolution as the same may be modified by the Interim Order or the Final Order; provided that, notwithstanding subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by Nu-Gro before 5:00 p.m. (Toronto time) on the Business Day immediately preceding the Meeting.  Registered holders of Nu-Gro Common Shares who duly exercise such Dissent Rights and who:

(a)                                  are ultimately entitled to be paid the fair value of their Nu-Gro Common Shares shall be deemed to have transferred such shares to Subco on the Effective Date contemporaneously with the second step of this Plan of Arrangement set out in Subsection 2.2(a) being effective; or

(b)                                 are ultimately not entitled to be paid the fair value for their Nu-Gro Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Shareholder as at and from the Effective Date, but in no case shall Nu-Gro, United, Subco, Subco Amalco, Amalco or any other person be required to recognize such holders as holders of Nu-Gro Common Shares after the Effective Date, and the names of such holders shall be deleted from the register of Shareholders on the Effective Date. In addition to any other restrictions in section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) any Holdco in respect of which a Holdco Election has been made; (ii) Optionholders; and (iii) Shareholders who vote in favour of the Arrangement Resolution, enter into a Holdco Agreement or make a Holdco Election and have not revoked such vote or election or terminated such agreement.

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ARTICLE 4

CERTIFICATES

4.1                               Exchange of Certificates for Cash

On the Effective Date, Nu-Gro shall deposit cash in immediately available funds (at Toronto) with the Depositary in an amount sufficient to pay all amounts payable to the Nu-Gro Optionholders pursuant to Section 2.2(a) hereof.  From and after the transfer of the Nu-Gro Options to Nu-Gro pursuant to Section 2.2(a) hereof, the Depositary shall be considered to hold such funds for the sole benefit of the Nu-Gro Optionholders who so transferred Nu-Gro Options to Nu-Gro.  Upon surrender to the Depositary for cancellation of a certificate or other instrument or acknowledgment which immediately prior to the Effective Time represented outstanding Nu-Gro Options that were transferred to Nu-Gro, together with such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate or other instrument shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive pursuant to Section 2.2(a) hereof.

On the Effective Date, Subco shall deposit cash in immediately available funds (at Toronto) with the Depositary for the benefit of Shareholders and the Holdco Shareholders having made valid Holdco Elections, if any, in an amount sufficient to pay any Consideration payable under this Plan of Arrangement.  From and after the deposit of such cash, the Depositary shall be considered to hold such funds for the sole benefit of the Shareholders and the Holdco Shareholders.  Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Nu-Gro Common Shares or Holdco Shares that were exchanged for cash under this Plan of Arrangement, together with such other documents or instruments as would have been required to effect the transfer of such Nu-Gro Common Shares or Holdco Shares under the articles and by-laws of Nu-Gro or the relevant Holdco, together with such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate or other instrument shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive pursuant to Section 2.2(b) hereof.

The cash deposited with the Depositary shall be held in an interest bearing account, and any interest earned upon such funds shall be for the account of Subco.

Until surrendered as contemplated by this Section 4.1, each certificate or other instrument which immediately prior to the Effective Time represented Nu-Gro Common Shares, Nu-Gro Options or Holdco Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificates as contemplated in this Section 4.1.

4.2                               Lost Certificates

In the event that any certificate which, immediately prior to the Effective Time, represented one or more outstanding Nu-Gro Common Shares or Holdco Shares transferred pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to have been lost, stolen or destroyed, the

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Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s letter of transmittal enclosed with the management information circular circulated to the Securityholders in connection with the Meeting.  When authorizing such payment in exchange for such lost, stolen or destroyed certificate, the person to whom such cash is to be delivered shall, as a condition precedent to the delivery of such cash, give a bond satisfactory to Subco and the Depositary in such sum as Subco may direct, or otherwise indemnify Subco in a manner satisfactory to Subco, against any claim that may be made against Subco in respect of the certificate alleged to have been lost, stolen or destroyed.

4.3                               Withholding Rights

Nu-Gro, Subco and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Nu-Gro Common Shares, Holdco Shares or Nu-Gro Options such amounts as Nu-Gro, Subco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of applicable federal, provincial, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares or Nu-Gro Options in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 5

AMENDMENTS

5.1                               Amendments to Plan of Arrangement

(c)                                  United and Nu-Gro reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the other, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to Securityholders if and as required by the Court.

(d)                                 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by United or Nu-Gro at any time prior to or at the Meeting (provided that the other shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(e)                                  Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if it is consented to by each of United and Nu-Gro.

(f)                                    Any amendment, modification or supplement to the Plan of Arrangement may be made following the Effective Date unilaterally by Nu-Gro, provided that it concerns a matter which, in the reasonable opinion of Nu-Gro, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of United or any holder of Nu-Gro Common Shares.

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APPENDIX 1

PROVISIONS TO BE INCLUDED IN

HOLDCO AGREEMENT

Each Holdco Agreement shall include the following representations, warranties, terms and conditions, and indemnities in favour of United and Subco, as they may be modified with the consent of United and Subco, each acting reasonably:

I.                                         Representations and Warranties of the Holdco Shareholders

Each of the Holdco Shareholders hereby represents and warrants to United and Subco as follows and hereby acknowledges and confirms that each of United and Subco is relying on such representations and warranties in connection with the purchase by Subco of the Holdco Shares:

(b)                                 the execution and delivery of this Holdco Agreement by the Holdco Shareholder(s) and Holdco and the completion by the Holdco Shareholder(s) and Holdco of the transactions contemplated hereby:

(i)             will not conflict with, result in the breach of or constitute a default under the articles, by-laws or resolutions of Holdco or any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral (a “Contract”) to which the Holdco Shareholders or Holdco is a party; and

(ii)          do not and will not violate any provision of law or administrative regulation or any judicial or administrative award, judgment or decree binding upon the Holdco Shareholders or Holdco;

(c)                                  [each of] the Holdco Shareholder(s) is not a non-resident of Canada for the purposes of the Tax Act;

(d)                                 Holdco is a resident of Canada for the purposes of the Tax Act;

(e)                                  this Holdco Agreement has been duly executed and delivered by [each of] the Holdco Shareholder(s) and Holdco and is a valid and binding obligation of each of the Holdco Shareholder(s) and Holdco enforceable against each of the Holdco Shareholder(s) and Holdco in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and provided that equitable remedies will only be awarded in the discretion of a court of competent jurisdiction;

(f)                                    all of the Holdco Shares are registered in the name of, and beneficially owned by, the Holdco Shareholder(s) free and clear of all liens, charges, encumbrances, claims and equities (collectively, “Liens”);

(g)                                 no person has any Contract, warrant or option or any right capable of becoming a Contract, warrant or option for the purchase from [any of] the Holdco Shareholders of any of the Holdco Shares or from Holdco of any shares or other securities of Holdco or of any of the [insert number] Nu-Gro Common Shares held by Holdco (the “Subject Shares”);

(h)                                 the Holdco Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of Holdco and are the only issued and outstanding shares in the capital of Holdco;

(i)                                     the number of issued and outstanding Holdco Shares as of the Effective Date will be equal to the number of Subject Shares;

(j)                                     Holdco is a corporation duly incorporated on or after March 1, 2004 and duly organized and validly existing under the laws of Ontario;

(k)                                  Holdco is the beneficial and registered holder of the Subject Shares all of which are held by Holdco free and clear of all Liens;

(l)                                     Holdco does not own or hold and has never owned or held property or assets or any interests therein of any nature or kind whatsoever, other than the Subject Shares and cash, and Holdco does not carry on, and has never carried on, an active business;

(m)                               Holdco has no obligations, liabilities (whether actual or contingent) or indebtedness to any person, including any liabilities in respect of federal or provincial income, corporate, goods and services, capital, harmonized sales, sales, excise, employer health, education, social services, social security, employment insurance, health insurance, Canada, Québec and other governmental pension plan, land transfer or any other taxes, surtaxes, duties, imposts, premiums or contributions of any nature or kind whatsoever, or in respect of any judgments, orders, fines, interest, penalties, awards or decrees of any court, tribunal or governmental, administrative or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign;

(n)                                 Holdco has no subsidiaries and is not bound by any Contract to acquire or lease in any manner any shares or assets of any nature or kind whatsoever;

(o)                                 Holdco does not have, and has never had, any employees and its directors and officers receive no remuneration or compensation from Holdco;

(p)                                 Holdco is not a party to any Contract of any nature or kind whatsoever except for any Contract relating to Holdco’s acquisition of the Subject Shares (a true and complete copy of which has been provided to United) and this Holdco Agreement;

(q)                                 there are no claims, investigations, actions, suits or proceedings pending or, to the knowledge of the Holdco Shareholders threatened against or affecting Holdco or the Holdco Shareholders, whether at law or in equity or before or by any federal, provincial, municipal or other governmental or administrative or regulatory department, commission, board, tribunal, bureau, agency or instrumentality, domestic or foreign, that would adversely affect in any manner the ability of Holdco and the Holdco Shareholders to enter into this Holdco Agreement and perform their obligations hereunder;

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(r)                                    Holdco is in full compliance with all laws, rules or regulations to which Holdco or the Subject Shares may be subject;

(s)                                  the books and records of Holdco fairly and correctly set out and disclose in all respects, in accordance with generally accepted accounting principles in Canada consistently applied, the financial position of Holdco as of the date hereof and all financial transactions of Holdco have been accurately recorded in such books and records; and

(t)                                    the corporate records and minute books of Holdco contain complete and accurate minutes of all meetings of the directors and shareholders of Holdco held since its incorporation and all such meetings were duly called and held and the share certificate books, register of shareholders, register of transfers and register of directors and officers of Holdco are complete and accurate.

II.                                     Covenants

(u)                                 Holdco Documents.  The Holdco Shareholders and Holdco shall forthwith make available to United and its authorized representatives all minute books, share certificate books, share registers, books of account, accounting records, corporate documents and all other books or records, documents, information or data relating to Holdco (collectively the “Holdco Documents”).  At the time of closing, all of the Holdco Documents shall be delivered to United by the Holdco Shareholders and Holdco.

(v)                                 No Share Issuances.  No Holdco Shareholder that is a corporation shall issue any shares from and after the date hereof to and including the Effective Date in connection with any direct or indirect transfer of Nu-Gro Common Shares.

III.                                 Indemnification

(w)                               Obligations to Indemnify.  [Each of] the Holdco Shareholder(s) agrees to indemnify and save harmless United from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (singly a “Loss” and collectively “Losses”) suffered or incurred by United as a result of or arising directly or indirectly out of or in connection with any breach by the Holdco Shareholder(s) or Holdco of any representation, warranty, obligation or covenant of the Holdco Shareholder(s) or Holdco contained in this Holdco Agreement.  United agrees to indemnify and save harmless the Holdco Shareholder(s) from all Losses suffered or incurred by them as a result of or arising directly or indirectly out of or in connection with any breach by United of any representation, warranty, obligation or covenant of United contained in the Holdco Agreement.

(x)                                   Notice of Claim.  In the event that a party (the “Indemnified Party”) shall become aware of any Loss in respect of which another party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to the Holdco Agreement (a “Claim”), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party.  Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or

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whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.  If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting directly from the Indemnified Party’s failure to give such notice on a timely basis.

(y)                                 Direct Claims.  With respect to any Direct Claim, following receipt of notice from the Indemnified Party of such Direct Claim, the Indemnifying Party shall have 60 days to make such investigation of such Direct Claim as is considered necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request.  If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

(z)                                   Third Party Claims.  With respect to any Third Party Claim, the Indemnified Party shall have the exclusive right, at the expense of the Indemnifying Party, to contest, settle or pay the amount claimed and to retain counsel and other experts or advisers selected by the Indemnified Party in its sole discretion in connection therewith; provided, however, that the Indemnified Party shall not settle any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnified Party elects to assume such control, the Indemnifying Party shall have the right, at its sole expense, to participate in the negotiation, settlement or defence of such Third Party Claim.  If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment to the Third Party and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment.  If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall pay the amount of such difference to the Indemnifying Party.

(aa)                            Payment and Cooperation.  The Indemnifying Party shall pay to the Indemnified Party all amounts for which the Indemnifying Party is liable pursuant to this section promptly after the Indemnified Party incurs the Loss in respect of which such liability to indemnify arises.  The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims,

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and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

(bb)                          Tax Effect.  If any payment received by an Indemnified Party hereunder (an “Indemnity Payment”) would constitute income for tax purposes to such Indemnified Party, the Indemnifying Party shall pay a Tax Gross Up to the Indemnified Party at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment.  The amount of any Loss for which indemnification is provided shall be adjusted to take into account any tax benefit realized by the Indemnified Party or any of its affiliates by reason of the Loss for which indemnification is so provided or the circumstances giving rise to such Loss.  For purposes of this paragraph (z), any tax benefit shall be taken into account at such time as it is received by the Indemnified Party or its affiliate.  For purposes of this paragraph (z), “Tax Gross Up” shall mean, with respect to any Indemnity Payment, such additional amount (calculated in accordance with the Calculation Method) as is necessary to place the Indemnified Party in the same after-tax position as it would have been in had such Indemnity Payment been received tax free; and “Calculation Method” with respect to the calculation of any Tax Gross Up on any Indemnity Payments, shall mean that such Tax Gross Up shall be calculated by using the combined Canadian federal and Canadian provincial income tax rate applicable to the Indemnified Party and, except as provided in this paragraph (z), without regard to any losses, credits, refunds or deductions that the Indemnified Party may have which could affect the amount of tax payable on any such Indemnity Payment.

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APPENDIX 2

SUBCO AMALCO SHARE PROVISIONS

A.                                    PREFERRED SHARES

1.                                       Directors’ Authority to Issue One or More Series

1.1                                                                                 The board of directors of the Corporation may issue the Preferred Shares at any time and from time to time in one or more series.  Before the first shares of a particular series are issued, the board of directors of the Corporation may fix the number of shares in such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to attach to the shares of such series including, without limiting the generality of the foregoing, the rate or rates, amount or method or methods of calculation of preferential dividends, whether cumulative or non-cumulative or partially cumulative, and whether such rate(s), amount or method(s) of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the redemption price and terms and conditions of redemption (if any), the rights of retraction (if any), and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be vested in such holders in the future, voting rights and conversion or exchange rights (if any) and any sinking fund, purchase fund or other provisions attaching thereto.  Before the issue of the first shares of a series, the board of directors of the Corporation shall send to the Director (as defined in the Business Corporations Act) articles of amendment in the prescribed form containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the directors.

2.                                       Ranking of Preferred Shares

2.1                                                                                 No rights, privileges, restrictions or conditions attaching to a series of Preferred Shares shall confer upon a series a priority in respect of dividends or return of capital in the event of the liquidation, dissolution or winding-up of the Corporation over any other series of Preferred Shares.  The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in the payment of dividends and the return of capital and the distribution of assets of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.2                                                                                 The Preferred Shares shall be entitled to priority over the common shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the Preferred Shares with respect to priority in the payment of dividends and the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.3                                                                                 If any amount of cumulative dividends, whether or not declared, or declared non-cumulative dividends or amount payable on a return of capital in the event of the liquidation, dissolution or winding-up of the Corporation in respect of a series of Preferred Shares is not paid in full, the Preferred Shares of all series shall participate rateably in respect of all accumulated cumulative dividends, whether or not declared, and all declared non-cumulative dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of amounts payable on return of capital in the event of the liquidation, dissolution or winding-up of the Corporation in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Preferred Shares with respect to amounts payable on return of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

2.4                                                                                 The Preferred Shares of any series may also be given such other preferences not inconsistent with the provisions hereof over the common shares and over any other shares ranking junior to the Preferred Shares as may be determined in the case of such series of Preferred Shares.

2.5                                                                                 In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of each series of Preferred Shares shall, before any amount shall be paid to or any property or assets of the Corporation distributed among the holders of the common shares of the Corporation or any other shares of the Corporation ranking junior to the Preferred Shares, be entitled to receive: (i) an amount equal to the stated capital attributed to each series of Preferred Shares, respectively, together with, in the case of a series of Preferred Shares entitled to cumulative dividends thereon, all unpaid accumulated cumulative dividends, whether or not declared, (which for such purpose shall be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last period for which such cumulative dividends were paid up to but excluding the date of distribution) and, in the case of a series of Preferred Shares entitled to non-cumulative dividends, all declared and unpaid non-cumulative dividends thereon; and (ii) if such liquidation, dissolution, winding-up or distribution shall be voluntary, an additional amount, if any, equal to any premium which would have been payable on the redemption of any series of Preferred Shares had they been called for redemption by the Corporation effective the date of distribution and, if any series of Preferred Shares could not be redeemed on such date, then an additional amount equal to the greatest premium, if any, which would have been payable on the redemption of any other series of Preferred Shares.

3.                                       Restrictions on Dividends and Redemptions, etc.

3.1                                                                                 No dividends shall at any time be declared or paid on or set apart for payment on the common shares or any other shares of the Corporation ranking junior to the Preferred Shares unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on the common shares or such other shares of the Corporation ranking junior to the Preferred Shares; nor shall the Corporation call for redemption, redeem, purchase for cancellation, acquire for value or reduce or otherwise pay off any of the Preferred Shares (less than the total amount then outstanding) or any common shares or any other shares of the Corporation ranking junior to the Preferred Shares unless and until all dividends up to and including the dividends payable for the last completed period for which such dividends shall be payable on each series of the Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, acquisition, reduction or other payment.

4.                                       Voting Rights

4.1                                                                                 Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of Preferred Shares,

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the holders of the Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

5.                                       Specific Matters Requiring Approval

5.1                                                                                 The approval of the holders of the Preferred Shares, given in the manner described in section 6.1 below, shall be required for the creation of any new shares ranking prior to or on a parity with the Preferred Shares, and if, but only so long as, any cumulative dividends are in arrears or any declared non-cumulative dividends are unpaid on any outstanding series of Preferred Shares, for the issuance of any additional series of Preferred Shares or of any shares ranking prior to or on a parity with the Preferred Shares.

5.2                                                                                 The provisions of sections 1.1 to 6.1, inclusive, may be deleted, amended, modified or varied in whole or in part by a certificate of amendment issued by the Director appointed under the Business Corporations Act, but only with the prior approval of the holders of the Preferred Shares given as hereinafter specified in addition to any other approval required by the Business Corporations Act or any other statutory provision of like or similar effect, from time to time in force.

6.                                       Approval of the Holders of the Preferred Shares

6.1                                                                                 The approval of the holders of the Preferred Shares with respect to any and all matters hereinbefore referred to may be given by at least two-thirds of the votes cast at a meeting of the holders of the Preferred Shares duly called for that purpose and held upon at least 21 days’ notice at which the holders of a majority of the outstanding Preferred Shares are present or represented by proxy.  If at any such meeting the holders of a majority of the outstanding Preferred Shares are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date being not less than 30 days later and to such time and place as may be appointed by the chairman and not less than 21 days’ notice shall be given of such adjourned meeting.  At such adjourned meeting the holders of the Preferred Shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed thereat by not less than two-thirds of the votes cast at such adjourned meeting shall constitute the approval of the holders of the Preferred Shares referred to above.  The formalities to be observed with respect to the giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those from time to time prescribed by the Business Corporations Act and the by-laws of the Corporation with respect to meetings of shareholders.  On every poll taken at every such meeting or adjourned meeting every holder of Preferred Shares shall be entitled to one vote in respect of each Preferred Share held.

COMMON SHARES

1.                                       Dividends

Subject to the prior rights of the holders of the Preferred Shares and any other shares ranking senior to the common shares with respect to priority in the payment of dividends, the holders of common shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Corporation may from time to time determine, and all dividends which the board of directors of the Corporation may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding.

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2.                                       Dissolution

In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Preferred Shares and any other shares ranking senior to the common shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

3.                                       Voting Rights

The holders of the common shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each common share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

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APPENDIX 3

AMALCO SHARE PROVISIONS

A.                                    PREFERRED SHARES

1.                                       Directors’ Authority to Issue One or More Series

1.1                                                                                 The board of directors of the Corporation may issue the Preferred Shares at any time and from time to time in one or more series.  Before the first shares of a particular series are issued, the board of directors of the Corporation may fix the number of shares in such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to attach to the shares of such series including, without limiting the generality of the foregoing, the rate or rates, amount or method or methods of calculation of preferential dividends, whether cumulative or non-cumulative or partially cumulative, and whether such rate(s), amount or method(s) of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the redemption price and terms and conditions of redemption (if any), the rights of retraction (if any), and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be vested in such holders in the future, voting rights and conversion or exchange rights (if any) and any sinking fund, purchase fund or other provisions attaching thereto.  Before the issue of the first shares of a series, the board of directors of the Corporation shall send to the Director (as defined in the Business Corporations Act) articles of amendment in the prescribed form containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the directors.

2.                                       Ranking of Preferred Shares

2.1                                                                                 No rights, privileges, restrictions or conditions attaching to a series of Preferred Shares shall confer upon a series a priority in respect of dividends or return of capital in the event of the liquidation, dissolution or winding-up of the Corporation over any other series of Preferred Shares.  The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in the payment of dividends and the return of capital and the distribution of assets of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.2                                                                                 The Preferred Shares shall be entitled to priority over the common shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the Preferred Shares with respect to priority in the payment of dividends and the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.3                                                                                 If any amount of cumulative dividends, whether or not declared, or declared non-cumulative dividends or amount payable on a return of capital in the event of the liquidation, dissolution or winding-up of the Corporation in respect of a series of Preferred Shares is not paid in full, the Preferred Shares of all series shall participate rateably in respect of all accumulated cumulative dividends, whether or not declared, and all declared non-cumulative dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of amounts payable on return of capital in the event of the liquidation, dissolution or winding-up of the Corporation in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Preferred Shares with respect to amounts payable on return of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

2.4                                                                                 The Preferred Shares of any series may also be given such other preferences not inconsistent with the provisions hereof over the common shares and over any other shares ranking junior to the Preferred Shares as may be determined in the case of such series of Preferred Shares.

2.5                                                                                 In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of each series of Preferred Shares shall, before any amount shall be paid to or any property or assets of the Corporation distributed among the holders of the common shares of the Corporation or any other shares of the Corporation ranking junior to the Preferred Shares, be entitled to receive: (i) an amount equal to the stated capital attributed to each series of Preferred Shares, respectively, together with, in the case of a series of Preferred Shares entitled to cumulative dividends thereon, all unpaid accumulated cumulative dividends, whether or not declared, (which for such purpose shall be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last period for which such cumulative dividends were paid up to but excluding the date of distribution) and, in the case of a series of Preferred Shares entitled to non-cumulative dividends, all declared and unpaid non-cumulative dividends thereon; and (ii) if such liquidation, dissolution, winding-up or distribution shall be voluntary, an additional amount, if any, equal to any premium which would have been payable on the redemption of any series of Preferred Shares had they been called for redemption by the Corporation effective the date of distribution and, if any series of Preferred Shares could not be redeemed on such date, then an additional amount equal to the greatest premium, if any, which would have been payable on the redemption of any other series of Preferred Shares.

3.                                       Restrictions on Dividends and Redemptions, etc.

3.1                                                                                 No dividends shall at any time be declared or paid on or set apart for payment on the common shares or any other shares of the Corporation ranking junior to the Preferred Shares unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on the common shares or such other shares of the Corporation ranking junior to the Preferred Shares; nor shall the Corporation call for redemption, redeem, purchase for cancellation, acquire for value or reduce or otherwise pay off any of the Preferred Shares (less than the total amount then outstanding) or any common shares or any other shares of the Corporation ranking junior to the Preferred Shares unless and until all dividends up to and including the dividends payable for the last completed period for which such dividends shall be payable on each series of the Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, acquisition, reduction or other payment.

4.                                       Voting Rights

4.1                                                                                 Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of Preferred Shares,

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the holders of the Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

5.                                       Specific Matters Requiring Approval

5.1                                                                                 The approval of the holders of the Preferred Shares, given in the manner described in section 6.1 below, shall be required for the creation of any new shares ranking prior to or on a parity with the Preferred Shares, and if, but only so long as, any cumulative dividends are in arrears or any declared non-cumulative dividends are unpaid on any outstanding series of Preferred Shares, for the issuance of any additional series of Preferred Shares or of any shares ranking prior to or on a parity with the Preferred Shares.

5.2                                                                                 The provisions of sections 1.1 to 6.1, inclusive, may be deleted, amended, modified or varied in whole or in part by a certificate of amendment issued by the Director appointed under the Business Corporations Act, but only with the prior approval of the holders of the Preferred Shares given as hereinafter specified in addition to any other approval required by the Business Corporations Act or any other statutory provision of like or similar effect, from time to time in force.

6.                                       Approval of the Holders of the Preferred Shares

6.1                                                                                 The approval of the holders of the Preferred Shares with respect to any and all matters hereinbefore referred to may be given by at least two-thirds of the votes cast at a meeting of the holders of the Preferred Shares duly called for that purpose and held upon at least 21 days’ notice at which the holders of a majority of the outstanding Preferred Shares are present or represented by proxy.  If at any such meeting the holders of a majority of the outstanding Preferred Shares are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date being not less than 30 days later and to such time and place as may be appointed by the chairman and not less than 21 days’ notice shall be given of such adjourned meeting.  At such adjourned meeting the holders of the Preferred Shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed thereat by not less than two-thirds of the votes cast at such adjourned meeting shall constitute the approval of the holders of the Preferred Shares referred to above.  The formalities to be observed with respect to the giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those from time to time prescribed by the Business Corporations Act and the by-laws of the Corporation with respect to meetings of shareholders.  On every poll taken at every such meeting or adjourned meeting every holder of Preferred Shares shall be entitled to one vote in respect of each Preferred Share held.

COMMON SHARES

1.                                       Dividends

Subject to the prior rights of the holders of the Preferred Shares and any other shares ranking senior to the common shares with respect to priority in the payment of dividends, the holders of common shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Corporation may from time to time determine, and all dividends which the board of directors of the Corporation may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding.

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2.                                       Dissolution

In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Preferred Shares and any other shares ranking senior to the common shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

3.                                       Voting Rights

The holders of the common shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each common share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

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APPENDIX 4

FORM OF HOLDCO LEGAL OPINION

[Letterhead of Legal Counsel to Holdco and Holdco Shareholder]

, 2004

Bidco Inc.
[Insert address]

- and –

Subco Inc.
[Insert address]

Dear Sirs:

Sale of Shares of [Holdco] to Subco

We have acted as counsel to [Holdco] (“Holdco”) and [Holdco Shareholder] (“Holdco Shareholder”) in connection with the sale by Holdco Shareholder to Subco Inc. (“Subco”) of all of the issued and outstanding shares in the capital of Holdco pursuant to an agreement made as of the     day of    , 2004 (the “Agreement”) among Holdco, Holdco Shareholder, Bidco Inc. and Subco.

In addition to the Agreement, we have, as counsel to Holdco and Holdco Shareholder, participated in the settlement of the following:

(a)                                  an agreement made as of the    day of   , 2004 between Holdco Shareholder and Holdco for the sale by Holdco Shareholder to Holdco of    common shares of the Jupiter Corporation; and

(b)                                  all ancillary corporate documentation required to give effect to (a).

The documents and instruments referred to in paragraphs (a) and (b) above are hereinafter collectively referred to as the “Ancillary Documents”.

Unless otherwise defined herein, all capitalized terms which appear herein without definition and which are defined in the Agreement shall have the respective meanings ascribed thereto in the Agreement.

We have examined such statutes, regulations, corporate documents, records and certificates, opinions and instruments and have made such other investigations as we have deemed necessary or advisable in connection with the opinions hereinafter set forth.

In rendering the opinions expressed herein, we have:

1                                         assumed the legal capacity of all natural persons executing resolutions and other corporate documents and the genuineness of all signatures;

2                                         assumed the authenticity and completeness of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed to photostatic copies of original documents;

3                                         relied upon the accuracy, currency and completeness of the indices and filing systems maintained by public offices where we searched or enquired or have caused searches or enquiries to be made and upon such information and advice as provided to us by appropriate governmental, regulatory or other like authorities with respect to those matters referred to herein;

4                                         relied, in respect of the opinions expressed in paragraph 1 below, on a Certificate of Status dated  , 2004 issued by the Ministry of Consumer and Business Services (Ontario) and assumed that it continues to be accurate as at the date hereof; and

5                                         [relied, in respect of the opinions expressed in paragraphs 2 below, on a Certificate of Status dated  , 2004 issued by the [Ministry of Consumer and Business Services (Ontario)] and assumed that it continues to be accurate as at the date hereof.]

We are only qualified to practice law in the Province of Ontario and have not made an examination of any of the laws of any jurisdiction other than the Province of Ontario and the laws of Canada applicable therein.

For the purposes of the opinion expressed in [paragraphs 5 and 6,] we have assumed that all of the documents referred to herein have been duly authorized, executed and delivered by each of the other parties thereto, if any, other than Holdco and Holdco Shareholder.

Based on and relying upon the foregoing and subject to the qualifications expressed herein, we are of the opinion that:

6                                         Holdco is a corporation incorporated and existing under the laws of Ontario with full corporate capacity and power to execute and deliver the Agreement and the Ancillary Documents to which it is a party and to perform its obligations thereunder;

7                                         [Holdco Shareholder is a corporation incorporated and existing under the laws of [Ontario] with full corporate capacity and power to execute and deliver the Agreement and the Ancillary Documents to which it is a party and to perform its obligations thereunder;]

8                                         all necessary corporate action has been taken by Holdco to authorize the execution and delivery by Holdco of the Agreement and the Ancillary Documents to which it is a party and to authorize performance by Holdco of its obligations thereunder;

9                                         [all necessary corporate action has been taken by Holdco Shareholder to authorize the execution and delivery by Holdco Shareholder of the Agreement and the Ancillary Documents to which it is a party and to authorize the performance by

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Holdco Shareholder of its obligations thereunder including, without limitation, the transfer of the Holdco Shares from Holdco Shareholder to Subco pursuant to the Agreement;]

10                                  the Agreement and the Ancillary Documents to which Holdco is a party have been duly executed and delivered by Holdco and constitute legal, valid and binding obligations of Holdco, enforceable against Holdco in accordance with their terms;

11                                  [the Agreement and the Ancillary Documents to which Holdco Shareholder is a party have been duly executed and delivered by Holdco Shareholder and constitute legal, valid and binding obligations of Holdco Shareholder, enforceable against Holdco Shareholder in accordance with their terms;]

12                                  the execution and delivery of the Agreement and the Ancillary Documents and the completion of the transactions contemplated therein do not and will not conflict with or constitute a breach of (i) the constating document or by-laws of Holdco, (ii) any resolution of the directors (or any committee of directors) or shareholders of Holdco, or (iii) the provisions of any applicable law, statute, rule or regulation of the Province of Ontario to which Holdco is subject;

13                                  [the execution and delivery of the Agreement and the Ancillary Documents and the completion of the transactions contemplated therein do not and will not conflict with or constitute a breach of (i) the constating document or by-laws of Holdco Shareholder, (ii) any resolution of the directors (or any committee of directors) or shareholders of Holdco Shareholder, or (iii) the provisions of any applicable law, statute, rule or regulation of the Province of Ontario to which Holdco Shareholder is subject];

14                                  the authorized capital of Holdco consists of an unlimited number of common shares of which    common shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares in the capital of Holdco, and Holdco Shareholder is the registered and beneficial holder of all such issued and outstanding shares; and

15                                  no consent, authorization, licence, franchise, permit, approval or order of any court or governmental agency or body is required to be obtained and has not been obtained by or on behalf of Holdco and Holdco Shareholder in connection with the sale by Holdco Shareholder of the Holdco Shares.

The opinions expressed above are subject to the fact that the enforcement of the Agreement and the Ancillary Documents may be limited by applicable bankruptcy, insolvency, arrangement, moratorium and other laws of general application affecting the enforcement of creditors’ rights and the discretion of a court of competent jurisdiction to grant equitable remedies, including, without limitation, specific performance and injunction, and to apply general principles of law, equity and public policy.

[other appropriate qualifications]

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This opinion is provided solely for your use in connection with the transactions described in the Agreement and the Ancillary Documents and may not be used or relied upon by any other person either in connection with this or any other matter or transaction.

Yours very truly,

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EXHIBIT B

COMMITMENT LETTER

[The Commitment Letter is not filed with the Securities and Exchange Commission (the “Commission”).  Upon request from the Commission, the Commitment Letter will be furnished supplementally to the Commission.]